Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274116

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 21, 2023)

$

$    ,    % Senior Notes due

$    ,    % Senior Notes due

This is an offering of $    of     % Senior Notes due      (the “     Notes”) and $     of     % Senior Notes due     (the “     Notes” and, together with the      Notes, the “notes”) to be issued by Flowers Foods, Inc., a corporation organized under the laws of the State of Georgia.

The    Notes will mature on    ,    , unless earlier redeemed or repurchased in whole as described herein, and will bear interest at the rate of    % per year. Interest on the    Notes is payable semiannually in arrears on    and    of each year, beginning on     , 2025. The    Notes will mature on     ,    , unless earlier redeemed or repurchased in whole as described herein, and will bear interest at the rate of    % per year. Interest on the    Notes is payable semiannually in arrears on    and    of each year, beginning on    , 2025. Interest on the notes will accrue from    , 2025.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness (including obligations under our New Revolving Credit Facility (as defined herein)) and effectively junior to any secured indebtedness (to the extent of the assets securing that indebtedness) and to the debt and other liabilities and any preferred equity of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. The notes will be denominated in U.S. dollars and issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

We may redeem either series of the notes at any time at our option, in whole or in part, at the applicable redemption prices described herein under “Description of the Notes—Optional Redemption.” If we experience a change of control triggering event (as defined herein) with respect to a series of notes, we will be required to make an offer to each holder of such notes to repurchase all or any part of such holder’s notes of such series at a purchase price equal to 101% of the aggregate principal amount of the notes of such series plus unpaid interest, if any, accrued to, but excluding, the date of repurchase, unless we have exercised our option to redeem the notes of such series. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” In addition, the notes will be subject to a “special mandatory redemption” in the event that (i) the Simple Mills Acquisition (as defined herein) is not consummated on or prior to the later of (x) April 7, 2025 (as such date may be extended in accordance with the Merger Agreement (as defined herein) to October 7, 2025) (the “Termination Date”) or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the Termination Date in the Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) we notify the Series Trustee (as defined herein) in writing that we will not pursue consummation of the Simple Mills Acquisition. We refer to each of such events as a “special mandatory redemption event.” If a special mandatory redemption event occurs, we will be required to redeem the outstanding notes of each series at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.” There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the notes.

We intend to use the net proceeds of this offering, together with cash on hand, (i) to fund the cash consideration for the Simple Mills Acquisition, (ii) to pay fees and expenses related to the Simple Mills Acquisition and this offering, and (iii) for general corporate purposes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Note		Total	Per Note		Total
Public offering price(1)		%	$		%	$
Underwriting discount(2)		%	$		%	$
Proceeds (before expenses) to us(1)		%	$		%	$

(1)	Plus accrued interest from , 2025, if settlement occurs after that date.
(2)	We refer you to “Underwriting” beginning on page S-45 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying base prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement includes additional information regarding the terms of the notes, including redemption and repurchase provisions, and covenant restrictions. Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes of either series to be quoted on any automated quotation system.

The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about,     2025.

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is February   , 2025

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with any different or additional information. The information in this prospectus supplement, the accompanying base prospectus and any free writing prospectus and the documents incorporated by reference are only accurate as of their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement, the accompanying base prospectus and any free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying base prospectus and any free writing prospectus may only be used where it is legal to sell these securities. This prospectus supplement, the accompanying base prospectus and any free writing prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of the notes and the offering thereof and certain other matters relating to us. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes we are offering at this time. The accompanying base prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities in one or more offerings. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in the prospectus supplement differs from the description of the debt securities in the accompanying base prospectus, you should only rely on the information in this prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying base prospectus and the documents incorporated by reference that are described under “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying base prospectus.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement and the accompanying base prospectus to “Flowers Foods,” “we,” “us,” “our” or the “company” refer to Flowers Foods, Inc., a corporation organized under the laws of the State of Georgia, and its consolidated subsidiaries.

INCORPORATION BY REFERENCE

Information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying base prospectus, except for any information modified or superseded by information in this prospectus supplement, the accompanying base prospectus or any documents subsequently filed with the SEC. The incorporated information is an important part of this prospectus supplement, and information that we file with the SEC prior to the termination of the offering of the notes will automatically update and modify or supersede, as applicable, this information. This prospectus supplement and the accompanying base prospectus incorporate by reference the information in the following documents (other than information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2023;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2024 incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 30, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 20, 2024, July 13, 2024, and October 5, 2024; and

•	our Current Reports on Form 8-K filed with the SEC on May 30, 2024, November 19, 2024, January 8, 2025 (Item 1.01 only) and February 7, 2025 (Items 1.01 and 2.03 only).

In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than information deemed to be furnished and not filed under SEC rules) prior to the termination of the offering of the notes will be incorporated by reference into this prospectus supplement and the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of provisions contained in some of the documents discussed in this prospectus supplement and the accompanying base prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of certain of the documents referred to in this

S-ii

prospectus supplement and the accompanying base prospectus have been filed with or are incorporated by reference as exhibits to the registration statement. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement and the accompanying base prospectus by requesting them in writing at the following address: Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Investor Relations or by telephone at (229) 226-9110. These documents may also be accessed through our website at www.flowersfoods.com. Information contained on our website is not intended to be incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying base prospectus. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Any documents we file with the SEC may be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

S-iii

FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable.

Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference and may include, but are not limited to:

•

unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to us on our borrowings; (iv) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (v) relationships with or increased costs related to our employees and third-party service providers; (vi) laws and regulations (including environmental and health-related issues and the impacts of tariffs); and (vii) accounting standards or tax rates in the markets in which we operate;

•	the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products;

•	changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products;

•	the level of success we achieve in developing and introducing new products and entering new markets;

•	our ability to implement new technology and customer requirements as required;

•	our ability to operate existing, and any new, manufacturing lines according to schedule;

•	our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers;

•

our ability to execute our business strategies which may involve, among other things, (i) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the Simple Mills Acquisition, including the risk that we may fail to complete such transaction on the terms contemplated or at all, and/or realize the expected benefits of any transaction, (ii) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (iii) an enhanced organizational structure (e.g., our sales and supply chain reorganization);

•	consolidation within the baking industry and related industries;

•	changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry;

•	our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs;

S-iv

•

disruptions in our direct-store-delivery (“DSD”) distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our DSD distribution model in California;

•	increasing legal complexity and legal proceedings that we are or may become subject to;

•	labor shortages and turnover or increases in employee and employee-related costs;

•	the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries;

•

any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events;

•

the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and

•

the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms.

The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to the factors discussed under the caption “Risk Factors” in this prospectus supplement and under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended April 20, 2024, July 13, 2024, and October 5, 2024, for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity.

We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, trade names and copyrights.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying base prospectus and the documents that we have filed with the SEC that are incorporated herein and therein by reference before deciding whether to purchase notes.

Flowers Foods, Inc.

Flowers Foods, founded in 1919 as a Georgia corporation and headquartered in Thomasville, Georgia, is currently the second-largest producer and marketer of packaged bakery foods in the United States. Our principal products include breads, buns, rolls, snack items, bagels, English muffins, and tortillas and are sold under a variety of brand names, including Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and Mrs. Freshley’s. Our brands are among the best known in the U.S. baking industry. Many of our brands have a major presence in the product categories in which they compete. We manage our business as one operating segment. Flowers’ strategic priorities include developing our team, focusing on our brands, prioritizing our margins, and proactively seeking out smart, disciplined acquisitions. We believe that executing on our strategic priorities will drive future growth and margin expansion and deliver meaningful shareholder value over time.

Our principal executive offices are located at 1919 Flowers Circle, Thomasville, Georgia 31757, and our telephone number at that address is (229) 226-9110. Our corporate website address is www.flowersfoods.com. The information on our website is not part of or incorporated by reference into this prospectus supplement or the accompanying base prospectus.

Recent Developments

Preliminary Fourth Quarter and Full Year 2024 Results

On February 7, 2025, Flowers Foods issued a press release reporting its preliminary financial results as of and for the fourth quarter and fiscal year ended December 28, 2024.

Set forth below are certain preliminary unaudited financial results and other data for the fourth quarter ended December 28, 2024 and the corresponding period of the prior fiscal year, as well as fiscal year ended December 28, 2024 and the corresponding period of the prior fiscal year. Our unaudited interim consolidated financial statements for the fourth quarter ended December 28, 2024 and audited consolidated financial statements for the fiscal year ended December 28, 2024 are not yet available. The preliminary financial information set forth below is based on the information available to us as of the date of this prospectus supplement. Our actual results may vary from the preliminary results presented below due to the completion of our financial closing and other operational procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter ended December 28, 2024 and fiscal year ended December 28, 2024 are finalized. Accordingly, you should not place undue reliance on this preliminary data.

The preliminary financial information included below has been prepared by, and is the responsibility of, Flowers Foods’ management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the preliminary financial information. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The following preliminary financial information is only a summary and is not intended to be a comprehensive statement of Flowers Foods’ financial results. Annual financial statements as of and for the period ended December 28, 2024 will be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024.

Fiscal Year 2024 Highlights

Net sales for fiscal year 2024 were $5.103 billion, an increase of 0.2% compared to fiscal year 2023, due to positive price/mix and our acquisition of Papa Pita, which more than offset volume declines.

Net income for fiscal year 2024 was $248.1 million, an increase of 101.0% compared to fiscal year 2023, primarily due to higher operating income resulting from a decrease in legal settlements and related costs and moderating ingredient costs, and, to a lesser extent, benefits of optimization and cost savings initiatives, partially offset by increased workforce-related costs and a higher effective income tax rate. Adjusted net income for fiscal year 2024 was $271.6 million, an increase of 6.0% compared to fiscal year 2023.(1)(2) Adjusted EBITDA for fiscal year 2024 was $538.5 million, an increase of 7.3% compared to fiscal year 2023.(1)(3)

Fourth Quarter Highlights

Net sales for the twelve weeks ended December 28, 2024 were $1.111 billion, a decrease of 1.6% compared to the same quarter in the prior year, due to volume declines of 2.5%, partially offset by a price/mix increase of 0.9%. Branded Retail net sales were $696.5 million, a decrease of 3.9%, due to a price/mix decline of 1.9% resulting from increased promotional activity, and volume declines of 2.0%, with the cake category more pressured than bread. Other net sales were $414.6 million, an increase of 2.6%, due to a price/mix increase of 5.8% from optimizing our non-retail business, most notably in foodservice, partially offset by volume declines of 3.2% concentrated in vending, contract manufacturing, and institutional sales.

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.2% of net sales for the twelve weeks ended December 28, 2024, a 90-basis point decrease compared to the same quarter in the prior year, mostly due to moderating ingredient costs and optimization of our non-retail business. Lower production volumes and higher workforce-related costs partially offset the overall improvement in these costs.

Selling, distribution, and administrative expenses were 40.0% of net sales for the twelve weeks ended December 28, 2024, a 30-basis point increase compared to the same quarter in the prior year, due to higher workforce-related costs, rent expense, and bad debt expense. These items were partially offset by lower distributor distribution fees, and marketing and insurance expenses.

Plant closure costs and impairment of assets decreased $5.8 million for the twelve weeks ended December 28, 2024, primarily related to the impairment of our minority investment in Base Culture, a Clearwater, Florida-based company with one manufacturing facility, during the twelve weeks ended December 30, 2023.

Net interest expense for the twelve weeks ended December 28, 2024 increased $0.4 million compared to the same quarter in the prior year primarily due to lower interest income resulting from decreases in distributor notes receivable outstanding.

Net income for the twelve weeks ended December 28, 2024 was $43.1 million, an increase of 20.9% compared to the same quarter in the prior year. Adjusted net income for the twelve weeks ended December 28, 2024 was $46.4 million, an increase of 8.7% compared to the same quarter in the prior year.(1)(2) Adjusted EBITDA for the twelve weeks ended December 28, 2024 was $102.4 million, an increase of 6.3% compared to the same quarter in the prior year.(1)(3)

(1)

We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). However, from time to time, we present non-GAAP financial measures such as adjusted EBITDA and adjusted net income.

We define EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. We believe that EBITDA is a useful tool for managing the operations of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet our cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

We define adjusted EBITDA and adjusted net income to exclude additional costs that we consider important to present to investors to increase the investors’ insights about our core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. We believe that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of certain charges.

(2)	Reconciliation of net income to adjusted net income:

	Reconciliation of Net Income to Adjusted Net Income
	For the 52-Week Period Ended	For the 52-Week Period Ended	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$248,116	$123,416	$43,122	$35,676
Business process improvement costs (recoveries)	3,397	16,141	(937)	2,175
Plant closure costs and impairment of assets	7,732	5,473	338	4,698
Restructuring charges	5,552	5,324	—	169
Restructuring-related implementation costs	2,234	—	—	—
Acquisition-related costs	1,506	2,784	1,506	—
Legal settlements and related costs	2,850	103,147	2,230	—
Pension plan settlement loss	181	—	181	—

Adjusted net income	$271,568	$256,285	$46,440	$42,718

(3)	Reconciliation of net income to adjusted EBITDA:

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 52-Week Period Ended	For the 52-Week Period Ended	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$248,116	$123,416	$43,122	$35,676
Income tax expense	80,826	33,691	13,783	10,398
Interest expense, net	19,623	16,032	4,326	3,885
Depreciation and amortization	159,210	151,709	36,817	37,016

EBITDA	507,775	324,848	98,048	86,975
Other pension cost (benefit)	(273)	(269)	122	(62)
Business process improvement costs (recoveries)	4,529	21,521	(1,250)	2,900
Plant closure costs and impairment of assets	10,310	7,298	450	6,264
Restructuring charges	7,403	7,099	—	226
Restructuring-related implementation costs	2,979	—	—	—
Acquisition-related costs	2,008	3,712	2,008	—
Legal settlements and related costs	3,800	137,529	2,973	—

Adjusted EBITDA	$538,531	$501,738	$102,351	$96,303

Simple Mills Acquisition

On January 7, 2025, Flowers Foods entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Daffodil Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Flowers Foods (the “Purchaser”), Daffodil Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser, and Purposeful Foods Holdings, Inc., a Delaware corporation (“Purposeful Foods”), the parent company of Simple Mills, Inc. (“Simple Mills”), pursuant to which Flowers Foods will acquire Purposeful Foods for a purchase price of $795.0 million in cash, subject to post-closing adjustments (the “Simple Mills Acquisition”). The closing of the Simple Mills Acquisition is expected to be consummated during the first quarter of 2025, subject to receipt of regulatory and other approvals and customary closing conditions. We intend to use the net proceeds of this offering, together with cash on hand, (i) to fund the cash consideration for the Simple Mills Acquisition, (ii) to pay fees and expenses related to the Simple Mills Acquisition and this offering, and (iii) for general corporate purposes.

Founded in 2012, Simple Mills is a natural brand offering crackers, cookies, snack bars, and baking mixes. The brand utilizes simple ingredients, including nutrient-dense nut, seed, and vegetable flours. Simple Mills products are available nationwide across natural and conventional stores. We expect the Simple Mills Acquisition to enhance our growth, diversify our category exposure, and strengthen our financial profile.

364-Day Term Loan

In connection with entering into the Merger Agreement, Flowers Foods entered into a commitment letter, pursuant to which, among other things, Royal Bank of Canada committed to provide debt financing for the consummation of the Simple Mills Acquisition, consisting of a $795.0 million 364-day senior unsecured term loan credit facility (the “Term Loan Facility”), on the terms and subject to the conditions set forth in the commitment letter.

We intend to use the net proceeds of this offering, together with cash on hand, to fund the cash consideration for the Simple Mills Acquisition and pay related fees and expenses in lieu of borrowing under the Term Loan Agreement.

New Revolving Credit Facility

On February 5, 2025, Flowers Foods entered into a credit agreement with a syndicate of financial institutions and Wells Fargo Bank, National Association, as administrative agent (the “New Revolving Credit Agreement”), providing for a $500.0 million senior unsecured revolving credit facility maturing on February 5, 2030 (the “New Revolving Credit Facility”). The New Revolving Credit Agreement refinanced and replaced our prior Credit Agreement, dated as of October 24, 2003 (as amended, restated, amended and restated, modified and/or supplemented from time to time), by and among inter alios, Flowers Foods, as borrower, the financial institutions party thereto as lenders, and Deutsche Bank Trust Company Americas, as administrative agent.

The Offering

Issuer	Flowers Foods, Inc.

Securities Offered	$ million aggregate principal amount of % Senior Notes due (the Notes).

$ million aggregate principal amount of % Senior Notes due (the Notes).

Maturity	The Notes will mature on , , unless earlier redeemed or repurchased in whole.

The Notes will mature on , , unless earlier redeemed or repurchased in whole.

Interest	Interest on the Notes will accrue from , 2025 and is payable semiannually in arrears on and of each year, beginning on , 2025.

Interest on the Notes will accrue from , 2025 and is payable semiannually in arrears on and of each year, beginning on , 2025.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness (including obligations under our New Revolving Credit Facility) and effectively junior to any secured indebtedness (to the extent of the assets securing that indebtedness) and to the debt and other liabilities and any preferred equity of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries.

Use of Proceeds	We intend to use the net proceeds of this offering, together with cash on hand, (i) to fund the cash consideration for the Simple Mills Acquisition, (ii) to pay fees and expenses related to the Simple Mills Acquisition and this offering, and (iii) for general corporate purposes. See “Use of Proceeds.”

Optional Redemption	Prior to , ( month(s) prior to the maturity date of the Notes) (the “ Notes Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Notes Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Description of the Notes—Optional Redemption”) applicable to the Notes plus basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Notes Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to , ( month(s) prior to the maturity date of the Notes) (the “ Notes Par Call Date”), we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Notes Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein under the caption “Description of the Notes—Optional Redemption”) applicable to the Notes plus basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Notes Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem, in whole or in part, one series of the notes offered hereby without redeeming the other series.

See “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption

The notes will be subject to a “special mandatory redemption” in the event that (i) the Simple Mills Acquisition is not consummated on or prior to the later of (x) the Termination Date or (y) the Special Mandatory Redemption End Date, or (ii) we notify the Series Trustee in writing that we will not pursue consummation of the Simple Mills Acquisition. We refer to each of such events as a “special mandatory redemption event.” If a special mandatory redemption event occurs, we will be required to redeem the outstanding notes of each series at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.” There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the notes.

Repurchase Upon Change of Control Triggering Event	If we experience a “change of control triggering event” (which is defined in this prospectus supplement and involves a change of control and related rating of a series of notes below investment grade) with respect to a series of notes, we will be required to make an offer to each holder of such notes to repurchase all or any part of such holder’s notes of such series at a purchase price equal to 101% of the aggregate principal amount of the notes of such series plus unpaid interest, if any, accrued to, but excluding, the date of repurchase, unless we have exercised our option to redeem the notes of such series. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

Covenants	The base indenture and the officer’s certificate related to the notes (together, the “indenture”) will contain certain covenants that will, among other things, restrict our ability to:

•	incur certain debt secured by liens;

•	engage in certain sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets.

These covenants will be subject to significant exceptions. See “Description of the Notes—Certain Covenants.”

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing of the Notes	Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes of either series to be quoted on any automated quotation system.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, before deciding whether to purchase the notes.

Series Trustee for the Notes	Regions Bank.

Governing Law	New York.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision to purchase notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, as modified by our other SEC filings filed after such annual report, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. You should also refer to the other information in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Additional risks and uncertainties that are not yet identified may also impact us. The realization of any of these risks could materially and adversely affect our business, results of operations, liquidity, financial condition and prospects and the market value of your notes.

Risks Relating to the Notes

The notes are subject to prior claims of any secured creditors and the creditors and any preferred equity holders of our subsidiaries.

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness (including obligations under our New Revolving Credit Facility) and effectively junior to any secured indebtedness (to the extent of the assets securing that indebtedness) and to the debt and other liabilities and any preferred equity of our subsidiaries. At October 5, 2024, Flowers Foods had approximately $400 million aggregate principal amount of 3.500% Senior Notes due 2026 (the “2026 Notes”) outstanding, approximately $500 million aggregate principal amount of 2.400% Senior Notes due 2031 (the “2031 Notes”) outstanding, and $160 million outstanding pursuant to an accounts receivable repurchase facility. The indenture governing the notes permits us and our subsidiaries to incur certain secured indebtedness that would be effectively senior to the notes upon any bankruptcy, liquidation, reorganization or other winding up. Accordingly, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we or our subsidiaries incur any secured indebtedness, the assets pledged to secure that indebtedness will be subject to prior claims by our secured creditors. The incurrence of any additional debt or preferred equity may have important consequences to holders of notes, including making it more difficult for us to meet our payment obligations on the notes, potentially causing a loss in the market value of the notes and imposing a risk that any ratings assigned to the notes may be lowered, placed on negative outlook or withdrawn.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we and our subsidiaries may incur. We and our subsidiaries are also permitted to incur certain secured indebtedness that would be effectively senior to the notes. In addition, our subsidiaries are permitted to issue preferred equity, which together with all liabilities of those subsidiaries, would be senior to our common equity in those subsidiaries, and, accordingly, effectively senior to the notes. The indenture does not contain any financial or other covenants that would afford the holders of the notes any protection in the event we participate in a highly leveraged or similar transaction, except as described under “Description of the Notes—Repurchase Upon Change of Control Triggering Event,” “Description of the Notes —Limitations on Liens,” and “Description of the Notes —Limitations on Sale and Leaseback Transactions.” In addition, the indenture does not contain any restrictive covenants prohibiting or otherwise limiting our ability to repurchase common stock, pay dividends or make any payments on junior or other indebtedness.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to the closing of the Simple Mills Acquisition, this notes offering, and the application of net proceeds of this offering, our total consolidated indebtedness at October 5, 2024 would have been approximately $     million. Additionally, we have the ability under our New Revolving Credit Facility to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subject us to cross-defaults and cross-acceleration of the maturities of our debt and, in the case of secured debt, foreclosure of collateral upon default;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future and react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Our ability to generate cash flow from operations is dependent on our ability to execute our business strategy and is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us on attractive terms, or at all, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other business needs.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event with respect to a series of notes, each holder of notes of such series will have the right to require us to repurchase all or any part of such holder’s notes unless we have exercised our option to redeem the notes in whole. If we experience a change of control triggering event with respect to a series of notes, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes of such series. Our failure to satisfy our obligations to repurchase the notes of such series would result in an event of default under the indenture, and thereby could have material adverse consequences for us and the holders of the notes of such series and would trigger cross-defaults under our New Revolving Credit Facility. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

We are a holding company and depend on our subsidiaries to satisfy our cash needs including our ability to make the necessary payments under the notes.

All of our operations are conducted through our subsidiaries. As a result, our ability to service our indebtedness, including our obligations under the notes, is dependent on the earnings and cash flow of our subsidiaries and payments to us from our subsidiaries in the form of dividends, loans or advances and through repayment of loans or advances from us. However, the notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities that have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, loans, advances or other payments, and the lack of such payments would significantly affect our ability to meet our payment obligations on the notes. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual prohibitions or other restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ business considerations. Finally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Upon the occurrence of a special mandatory redemption event, we will be required to redeem the outstanding notes of each series at the special mandatory redemption price. As a result, holders of such redeemed notes may not obtain their expected return on the redeemed notes.

We may not consummate the Simple Mills Acquisition within the timeframe specified under “Description of the Notes—Special Mandatory Redemption,” or the Merger Agreement may be terminated. Our ability to consummate the Simple Mills Acquisition is subject to customary closing conditions, including regulatory approvals and other matters over which we have limited or no control. We cannot assure you the Simple Mills Acquisition will close on the time frame currently expected or at all. The notes will be subject to a special mandatory redemption in the event that (i) the Simple Mills Acquisition is not consummated on or prior to the later of (x) the Termination Date or (y) the Special Mandatory Redemption End Date, or (ii) we notify the Series Trustee in writing that we will not pursue consummation of the Simple Mills Acquisition. We refer to each of such events as a “special mandatory redemption event.” If a special mandatory redemption event occurs, we will be required to redeem the outstanding notes of each series at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date.

If we redeem the notes pursuant to special mandatory redemption, you may not obtain your expected return on the redeemed notes. Your decision to invest in the notes is made at the time of the offering of such notes. You will have no rights under the special mandatory redemption provision in the event a special mandatory redemption event does not occur, nor will you have any right to require us to redeem either series of notes if, between (x) the closing of the notes offering and (y) the consummation of the Simple Mills Acquisition, we experience any changes in our business or financial condition or if the terms of the Simple Mills Acquisition change. See “Description of the Notes—Special Mandatory Redemption.”

We are not obligated to place the proceeds from the sale of the notes subject to the special mandatory redemption in escrow prior to the consummation of the Simple Mills Acquisition.

Upon the occurrence of a special mandatory redemption event, we will be required to redeem the outstanding notes of each series at the special mandatory redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the “special mandatory redemption date.” See “Description of the Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds from the sale of the notes in escrow prior to the consummation of the Simple Mills Acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund the special mandatory redemption using cash on hand, proceeds of this offering that we have voluntarily retained or from other sources of liquidity.

An active trading market for the notes of either series may not develop or be maintained.

There is no existing market for either series of the notes and we do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes of either series to be quoted on any automated quotation system. Accordingly, there can be no assurance that an active trading market for the notes of either series will ever develop or be maintained. Further, there can be no assurance as to the liquidity of any trading market that may develop for the notes of either series or your ability to sell your notes when and at the price desired. Future trading prices of the notes will depend on many factors, including our financial condition, liquidity and results of operations and the then-current ratings assigned to the notes. Any trading market for the notes of either series will also be affected by other factors, including, without limitation:

•	the time remaining to the maturity of such notes;

•	the outstanding principal amount of such notes;

•	the terms related to optional redemption or repurchase of such notes;

•	the market for similar debt securities of comparable companies; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in either or both series of notes, but they are not obligated to do so and may cease market-making at any time for either or both series of notes in their sole discretion without notice to, or the consent of, the applicable noteholders.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debt when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised, placed on negative outlook or withdrawn at any time by the issuing agency. Downgrading or withdrawal of our credit ratings or placing us on negative outlook for possible future downgrading would increase our cost of financing, limit our access to the capital markets and have a negative effect on the market value of the notes. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes of either series at any time prior to their maturity. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes of such series being redeemed.

Risks Relating to Our Operations

Economic conditions may negatively impact demand for our products, which could adversely impact our sales and operating profit.

The willingness of our customers and consumers to purchase our products may depend in part on economic conditions. Worsening economic conditions or future challenges to economic growth could have a negative impact on consumer demand, which could adversely affect our business. Deterioration of national and global economic conditions could cause consumers to shift purchases to more generic, lower-priced, or other value offerings, or consumers may forego certain purchases altogether during economic downturns and could result in decreased demand in the foodservice business. This economic uncertainty may increase pressure to reduce the prices of some of our products, limit our ability to increase or maintain prices, and reduce sales of higher margin products or shift our product mix to low-margin products.

In addition, changes in tax or interest rates, whether due to recession, efforts to combat inflation, financial and credit market disruptions or other reasons, could negatively impact us.

A disruption or change in the operation of our DSD distribution system could materially and/or negatively affect our results of operations, financial condition and cash flows.

A material negative change in our relationship with the independent distributor partners could negatively affect our business. Such changes could result from litigation or one or more adverse rulings by courts or regulatory or governmental bodies in any of the jurisdictions in which we operate regarding our independent distributorship model, including actions or decisions that could affect the independent contractor classifications of the independent distributor partners, or an adverse judgment against the company for actions taken by the independent distributor partners. These changes could also result from regulatory developments based on the manner in which the U.S. Department of Labor applies the Fair Labor Standards Act. In addition, as a result of California distributor-related litigation, we began converting our independent distributor partners distribution model in California to an employment model in Fiscal 2024 and anticipate completing the conversion by the end of the first quarter of Fiscal 2025. Any of these developments could materially and/or negatively affect our financial condition, results of operations and cash flows.

We may not be able to attract or retain the highly skilled people we need for our business.

We depend on the skills and continued service of key personnel, including our experienced management team. In addition, our ability to achieve our strategic and operating goals depends on our ability to attract, recruit, hire, develop, and retain qualified individuals, including individuals with e-commerce, digital marketing, and data analytics capabilities. We compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract, recruit, hire, develop, and retain other talented personnel. Any such loss, failure or negative perception with respect to these individuals may adversely affect our business or financial results or our ability to meet regulatory reporting requirements. In addition, activities related to identifying, recruiting, hiring, and integrating qualified individuals may require significant time and expense. We may not be able to locate suitable replacements for any key employees who terminate their employment or offer employment to potential replacements on reasonable terms, each of which may adversely affect our business and financial results.

Labor shortages and increased turnover or increases in employee and employee-related costs could have adverse effects on our profitability.

We have recently experienced labor shortages at some of our bakeries. A number of factors may adversely affect the labor force available to us, including high employment levels, federal unemployment subsidies and benefits offered, and other government regulations, which include laws and regulations related to workers’ health and safety, wage and hour practices, and immigration. A labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to efficiently operate our bakeries and bread lines or otherwise operate at full capacity. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on the company’s operations, results of operations, liquidity or cash flows.

Additionally, health care and workers’ compensation are increasing and will likely continue to do so. Any substantial increase in these costs may have an adverse impact on our profitability. The company records the liabilities related to its benefit plans based on actuarial valuations, which include key assumptions determined by management. Material changes in benefit plan liabilities may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by various factors, such as changes in the number of plan participants, changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plan, and other factors. In addition, legislation or regulations involving labor and employment and employee benefit plans (including employee health care benefits and costs) may impact our operational results.

The costs of maintaining and enhancing the value and awareness of our brands are increasing, which could have an adverse impact on our revenues and profitability.

We rely on the success of our well-recognized brand names and we intend to maintain our strong brand recognition by continuing to devote resources to advertising, marketing and other brand building efforts. Brand value could diminish significantly due to several factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our products (whether or not valid), our failure to maintain the quality of our products, the failure of our products to deliver consistently positive consumer experiences, or the products becoming unavailable to consumers. The growing use of social and digital media platforms by consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Brand recognition and loyalty can be impacted by the effectiveness of our advertising campaigns, marketing programs and sponsorships, as well as our use of social media. In addition, failure to comply with local or other laws and regulations could also hurt our reputation. Our marketing investments may not prove successful in maintaining or increasing our market share. If we are not able to successfully maintain our brand recognition or were to suffer damage to our reputation or loss of consumer confidence in our products for any of these reasons, our revenues and profitability could be adversely affected. Additionally, a company determination that any brand is no longer expected to contribute to the company’s future results could lead to an impairment or material impairment of an intangible asset, resulting in an impairment or an acceleration of amortization due to a reduction in the useful life, and could adversely affect our business, financial condition or results of operations.

Our inability to execute our business strategy could adversely affect our business.

We employ various operating strategies to maintain our position as one of the nation’s leading producers and marketers of bakery products available to customers through multiple channels of distribution. In particular, these operating strategies include, among other things, (i) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (ii) the deployment of new systems and technology, and (iii) an enhanced organizational structure. Our focus on our long-term goals of being consumer-focused and committed to growing our most profitable brands is dependent on our success in achieving our strategic priorities: (i) develop team; (ii) focus on brands; (iii) prioritize margins; and (iv) smart M&A. These and related demands on our resources may divert the organization’s attention from other business issues. Our success is partly dependent upon properly executing, and realizing cost savings or other benefits from, these often-complex initiatives. Any delay in, or failure to implement, our strategic initiatives could adversely affect our ability to grow margins. If we are unsuccessful in implementing or executing one or more of our business strategies, our business could be adversely affected.

We may be adversely impacted by the failure to successfully realize the expected benefits of acquisitions, divestitures or joint ventures.

From time to time, we undertake acquisitions, divestitures, joint ventures and co-investments. The success of any acquisition, divestiture or joint venture depends on the company’s ability to identify opportunities that help us meet our strategic objectives, consummate a transaction on favorable contractual terms, and achieve expected returns and other financial benefits. In particular, this risk arises in the context of the pending Simple Mills Acquisition, which is expected to close in the first quarter of Fiscal 2025.

Acquisitions, including future acquisitions, require us to efficiently integrate the acquired business or businesses, which involves a significant degree of difficulty, including the following:

•	integrating the operations and business cultures of the acquired businesses while carrying on the ongoing operations of the businesses we operated prior to the acquisitions;

•	managing a significantly larger company than before consummation of the acquisitions;

•	the possibility of faulty assumptions underlying our expectations regarding the prospects of the acquired businesses;

•	coordinating a greater number of diverse businesses and businesses located in a greater number of geographic locations;

•	attracting and retaining the necessary personnel associated with the acquisitions;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	expectations about the performance of acquired trademarks and brands and the fair value of such trademarks and brands.

Divestitures have operational risks that may include impairment charges. Divestitures also present unique financial and operational risks, including diverting management attention from the existing core business, separating personnel and financial data and other systems, and adversely affecting existing business relationships with suppliers and customers.

Co-investments with third parties through partnership, joint ventures, or other entities may involve non-controlling, illiquid interests and limited decision-making authority. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that our joint venture partners might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions, or block or delay necessary decisions which can lead to potential impairment recognition. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

We have had, and may have in the future, situations where acquisitions, divestitures or joint ventures are not successfully implemented or completed, or the expected benefits of such acquisitions or divestitures are not otherwise realized, which has, and may in the future, negatively impacted the company’s business, results of operations or financial condition.

Disruption in our supply chain or distribution capabilities from political instability, armed hostilities, incidents of terrorism, natural disasters, weather, inferior product or ingredient supply, or labor strikes could have an adverse effect on our business, financial condition and results of operations.

Our ability to make, move and sell products is critical to our success. Damage or disruption to our manufacturing or distribution capabilities, or the manufacturing or distribution capabilities of our suppliers, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics, inferior product or ingredient supply, labor strikes or work stoppages, or adverse outcomes in litigation involving our independent distributor model, could impair our ability to make, move or sell our products. Moreover, terrorist activity, armed conflict or political instability, including any escalation of hostility arising out of the conflict between Russia and the Ukraine and the conflict in the Middle East, or natural disasters that may occur within or outside the U.S. may disrupt manufacturing, labor, and other business operations. Failure to take adequate steps to mitigate the likelihood or potential impact of such events and disruption to our manufacturing or distribution capabilities, or to effectively manage such events if they occur, could adversely affect our business, financial conditions and results of operations.

The third-party vendor management processes may not be appropriately designed to reduce risks related to the delivery of goods, supplies and services.

As part of a concerted effort to achieve cost savings and efficiencies, we have entered into agreements with third-party vendors for the delivery of goods, supplies and services, including IT services. If we do not select quality vendors, appropriately review vendor contracts and monitor these vendors’ performance (including their ability to protect our customer, consumer or other confidential data), or if any of these third-parties do not perform according to the terms of the agreements, we may not be able to achieve the expected cost savings, we may have to incur additional costs to correct errors made by such third-party vendors or our reputation could be harmed by any failure to perform.

Risks Relating to Technology

We may be adversely impacted if our IT systems fail to perform adequately, including with respect to cybersecurity issues.

The efficient operation of our business depends on our IT systems. We rely on our IT systems to effectively manage our business data, communications, supply chain, order entry and fulfillment, and other business processes. The failure of our IT systems (including those provided to us by third-parties) to perform as we anticipate could disrupt our business and could result in billing, collecting and ordering errors, processing inefficiencies, and the loss of sales and customers, causing our business and results of operations to suffer.

In addition, our IT systems (including those provided to us by third parties), and the IT systems of our third-party business partners, may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, security breaches or intrusions (including theft of customer, consumer or other confidential data), and cyber incidents. Cyber-attacks and other cyber incidents are occurring more frequently in the United States and are becoming more sophisticated with a wide range of expertise and motives. Such cyber-attacks and cyber incidents can take many forms, including extortion, denial of service, employee or personnel failures, or social engineering through phishing, ransomware or malware. Cybersecurity threat actors also may attempt to exploit vulnerabilities through software including software that is commonly used by companies in cloud-based services and bundled software. In addition, the risk of cyber-attacks has increased in connection with the military conflict between Russia and Ukraine, the conflict in the Middle East, and the resulting geopolitical conflicts. In light of those and other geopolitical events, nation-state actors or their supporters may launch retaliatory cyber-attacks, and may attempt to cause supply chain and other third-party service provider disruptions, or take other geopolitically motivated retaliatory actions that may disrupt our business operations, result in data compromise, or both. These circumstances increase the likelihood of cyber-attacks and/or security breaches. In addition, the rapid evolution and increased adoption of artificial intelligence (“AI”) and machine learning technologies may intensify our cybersecurity risks and make it more difficult to anticipate and implement protective measures to recognize, detect, and prevent the occurrence of any of the cyber events described above. Further, the technology and techniques used in cyberattacks are constantly evolving and the pace and extent of that evolution may accelerate with the use of emerging technologies including AI and machine learning.

There can be no assurance that the policies, protocols, and practices that we follow to address cybersecurity, including our controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information. We may incur significant costs in protecting or remediating cyber-attacks or other cyber incidents. If we are unable to prevent physical and electronic break-ins, cyber-attacks and other information security breaches, we may suffer financial and reputational damage, operational disruptions, be subject to litigation, civil or criminal investigations, regulatory intervention or incur costs related to remediation, payment of ransom or penalties, including as result of unauthorized disclosure of confidential information belonging to us or to our partners, customers, suppliers or employees.

We may experience difficulties in deploying the upgrade of our ERP system.

We are in the midst of deploying an upgrade to our ERP system to a more robust platform. The upgrade of the ERP system is designed to accurately maintain our financial records, enhance our operational functionality and provide timely information to our management team related to the operations of the business. The design and implementation of the upgrade to the ERP system has required, and continues to require, an investment of significant personnel and financial resources, including substantial expenditures for outside consultants, system hardware and software in addition to other expenses in connection with the transformation of our financial and operating processes. During the second quarter of Fiscal 2023, we began deploying the ERP upgrade. The deployment is anticipated to be completed in Fiscal 2026. We may not be able to deploy the ERP system upgrade successfully without experiencing delays, increased costs and other difficulties, including potential design defects, miscalculations, testing requirements, and the diversion of management’s attention from day-to-day business operations. If we are unable to deploy the ERP system upgrade as planned, the effectiveness of our internal control over financial reporting could be adversely affected, our ability to assess those controls adequately could be delayed, and our financial condition, results of operations and cash flows could be negatively impacted.

We use, and may continue to expand our use of, AI in our business and products, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our business operations.

We intend to incorporate AI solutions into our products, services and features, and we may leverage AI, including generative AI, in our product development, operations, and software programming. Our competitors or other third parties may incorporate AI into their products or operational processes more quickly or more successfully than we do, which could impair our ability to compete effectively and adversely affect our results of operations.

In addition, there are significant risks involved in developing and deploying AI and there can be no assurance that the usage of AI will enhance our products or services or be beneficial to our business, including our efficiency or profitability. For example, our AI-related efforts, particularly those related to generative AI, subject us to risks related to accuracy, intellectual property infringement or misappropriation, data privacy, and cybersecurity, among others. It is also uncertain how various laws related to online services, intermediary liability, and other issues will apply to content generated by AI. AI also presents emerging ethical issues, and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including the regulation of AI by government or other regulatory agencies, will require significant resources to develop, test and maintain our platforms, offerings, services, and features to implement AI ethically and minimize any unintended harmful impacts.

Risks Relating to Our Industry

Increases in costs and/or shortages of raw materials, fuels and utilities could adversely impact our profitability.

Raw materials, such as flour, sweeteners, shortening, yeast, water, and eggs, which are used in our bakery products, are subject to price fluctuations. The cost of these inputs may fluctuate widely due to foreign and domestic government policies and regulations (including tariffs), inflation, weather conditions, domestic and international demand, availability due to supply chain conditions, livestock disease (for example, avian influenza) or other unforeseen circumstances. The global economy has been negatively impacted by the military conflict between Russia and Ukraine and the conflict in the Middle East. Both conflicts are fast-moving and uncertain. Global grain markets have exhibited increased volatility as sanctions have been imposed on Russia by the United States, the United Kingdom, the European Union, and others in response to Russia’s invasion of Ukraine. Furthermore, the conflict in the Middle East may impact oil production capacity, oil prices, and cause disruptions in global supply chains and shipping routes. While we do not expect our operations to be directly impacted by these conflicts at this time, changes in global grain and commodity flows and increased supply chain costs could impact the markets in which we operate, which may in turn negatively impact our business, results of operations, supply chain and financial condition. Any substantial change in the prices or availability of raw materials may have an adverse impact on our profitability. We enter into forward purchase agreements and other derivative financial instruments from time to time to manage the impact of such volatility in raw materials prices; however, these strategies may not be adequate to overcome increases in market prices or availability. Our failure to enter into hedging or fixed price arrangements or any decrease in the availability or increase in the cost of these agreements and instruments could increase the price of these raw materials and significantly affect our earnings.

In addition, we are dependent upon natural gas or propane for firing ovens. The independent distributors and third-party transportation companies are dependent upon gasoline and diesel for their vehicles. The cost of these fuels may fluctuate widely due to economic and political conditions, government policy and regulation, war or other conflicts, or other unforeseen circumstances. Substantial future increases in prices for, or shortages of, these fuels could have a material adverse effect on our profitability, financial condition or results of operations.

There can be no assurance that we can cover these potential cost increases through future pricing actions. Also, as a result of these pricing actions, consumers could purchase less or move from purchasing higher-margin products to lower-margin products.

Inflation may adversely affect us by increasing our costs of production, materials, and labor. In an inflationary environment, such as the current economic environment, depending on the market conditions of the baking industry, we may be unable to raise the prices of our products enough to keep up with the rate of inflation, which would reduce our profit margins, and continued inflationary pressures could impact our business, financial condition, and results of operations.

Competition could adversely impact revenues and profitability.

The U.S. bakery industry is highly competitive. Our principal competitors in these categories all have substantial financial, marketing, and other resources. In most product categories, we compete not only with other widely advertised branded products, but also with store branded products that are generally sold at lower prices. Competition is based on product availability, product quality, price, effective promotions, and the ability to target changing consumer preferences.

Competitor and customer pressures require that we timely and effectively respond to changes in relevant markets, including changes to distribution channels and technological developments. Substantial growth in e-commerce has encouraged the entry of new competitors and business models, intensifying competition by simplifying distribution and lowering barriers to entry. The expanding presence of e-commerce retailers has impacted, and may continue to impact, consumer preferences and market dynamics, which in turn may negatively affect our sales or profits. Failure to effectively and timely assess new or developing trends, technological advancements (including advancements such as AI and machine learning, which may become critical in understanding consumer preferences in the future) or changes in distribution methods could negatively impact demand for our products, our operating results, achievement of our strategic and financial goals and our ability to capitalize on new revenue or value-producing opportunities.

We experience price pressure from time to time due to competitors’ promotional activity and other pricing efforts. This pricing pressure is particularly strong during adverse economic periods and periods of high inflation. Increased competition could result in reduced sales, margins, profits and market share.

Product removals, damaged product or safety concerns could adversely impact our results of operations.

We may be required to recall certain of our products should they be mislabeled, contaminated, spoiled, tampered with or damaged. We may become involved in lawsuits and legal proceedings alleging that the consumption of any of our products causes or caused injury, illness or death. Any such product removal, damaged product or an adverse result in any litigation related to such a product removal or damaged product could have a material adverse effect on our operating and financial results in future periods, depending on the costs of the product removal from the market, the destruction of product inventory, diversion of management time and attention, contractual and other claims made by customers that we supply, loss of key customers, competitive reaction and consumer attitudes. Even if a product liability, consumer fraud or other claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image. We also could be adversely affected if our customers or consumers in our principal markets lose confidence in the safety and quality of our products.

During fiscal years 2018 through 2023, we have been required, and may be required in future periods, to remove certain of our products from the market should they be mislabeled, contaminated, spoiled, tampered with or damaged, including as a result of inferior ingredients provided by any of our suppliers.

Consolidation in the retail and foodservice industries could adversely affect our sales and profitability.

We expect consolidations among our retail and foodservice customers to continue. If this trend continues and our retail and foodservice customers continue to grow larger due to consolidation in their respective industries, they may demand lower pricing and increased promotional programs. In addition, these pressures may restrict our ability to increase prices, including in response to commodity and other cost increases. Our margins and profits could decrease if a reduction in prices or increased costs are not counterbalanced with increased sales volume.

Inability to anticipate or respond to changes in consumer preferences may result in decreased demand for our products, which could have an adverse impact on our future growth and operating results.

The fresh packaged bread category has experienced volume declines in recent years reflecting, among other factors, shifts in consumer behavior and preferences. Our success depends in part on our ability to respond to current market trends and to anticipate the tastes and dietary habits of consumers, including concerns of consumers regarding nutrition, health and wellness, obesity, product attributes, ingredients, and packaging. Similarly, demand for our products could be negatively affected by consumer concerns or perceptions regarding the health effects of specific ingredients such as, but not limited to, sodium, trans fats, sugar, processed wheat, or other product ingredients or attributes. Also, certain weight loss drugs and glucagon-like peptide 1 (GLP-1) agonists, which may suppress a person’s appetite, may impact demand for our products. The introduction of new products and product extensions requires significant development and marketing investment. If we fail to anticipate, identify, or react to changes in consumer preferences, or if we fail to introduce new and improved products on a timely basis, we could experience reduced demand for our products, which could cause our sales, profitability, financial condition, and operating results to suffer.

We rely on several large customers for a significant portion of sales and the loss of one of our large customers or their decision to give higher priority to other brands could adversely affect our business, financial condition or results of operations.

We have several large customers that account for a significant portion of sales, and the loss of one of our large customers could adversely affect our financial condition and results of operations. Our top ten customers accounted for 56.7% of sales during Fiscal 2024. Our largest customer, Walmart/Sam’s Club, accounted for 22.4% during this period. These customers do not typically enter long-term sales contracts, and instead make purchase decisions based on a combination of price, product quality, consumer demand, and customer service performance. At any time, there is a risk that our customers will give higher priority to their own products or to the products of our competitors, resulting in less shelf space for our products. Additionally, our customers may face financial or other difficulties that may impact their operations and their purchases from us. Disputes with significant suppliers could also adversely affect our ability to supply products to our customers. If our sales to one or more of these customers are reduced, this reduction may adversely affect our business, financial condition or results of operations.

Our large customers may impose requirements on us that may adversely affect our results of operations.

From time to time, our large customers may re-evaluate or refine their business practices and impose new or revised requirements on us, the distributors, and the customers’ other suppliers. The growth of large mass merchandisers, supercenters and dollar stores, together with changes in consumer shopping patterns, have produced large, sophisticated customers with increased buying power and negotiating strength. Current trends among retailers and foodservice customers include fostering high levels of competition among suppliers, demanding new products or increased promotional programs, requiring suppliers to maintain or reduce product prices, reducing shelf space for our products, and requiring product delivery with shorter lead times. These business changes may involve inventory practices, logistics, or other aspects of the customer-supplier relationship. Compliance with requirements imposed by large customers may be costly and may have an adverse effect on our margins and profitability. However, if we fail to meet a large customer’s demands, we could lose that customer’s business, which also could adversely affect our sales and results of operations.

Risks Relating to Legal and Regulatory Matters

Government regulation, including labeling or warning requirements, could adversely impact our results of operations and financial condition.

As a producer and marketer of food items, our production processes, product quality, packaging, labeling, storage, and distribution, and the safety of food products and the health and safety of our employees, are subject to regulation by various federal, state and local government entities and agencies. In addition, the marketing and labeling of food products has come under increased scrutiny in recent years, and the food industry has been subject to an increasing number of legal proceedings and claims relating to alleged false or deceptive marketing and labeling under federal, state or local laws or regulations. Uncertainty regarding labeling standards has led to customer confusion and legal challenges. The imposition or proposed imposition of additional product labeling or warning requirements could reduce overall consumption of our products, lead to negative publicity (whether based in scientific fact or not) or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs. Such factors could adversely affect our sales and results of operations.

In addition, our operations are subject to extensive and increasingly stringent regulations administered by the Environmental Protection Agency related to the discharge of materials into the environment and the handling and disposition of waste. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity. Changes in applicable laws or regulations or evolving interpretations thereof, including increased government regulations to limit carbon dioxide and other greenhouse gas emissions as a result of concern over climate change, may result in increased compliance costs, capital expenditures, and other financial obligations for us, which could affect our profitability or impede the production or distribution of our products, and affect our sales.

Compliance with federal, state and local laws and regulations is costly and time consuming. Failure to comply with, or violations of, applicable laws and the regulatory requirements of one or more of these entities and agencies could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could result in increased operating costs and adversely affect our results of operations and financial condition. Legal proceedings or claims related to our marketing could damage our reputation and/or adversely affect our business or financial results.

Climate change, or legal, regulatory, or market measures to address climate change, may negatively affect our business and operations.

There is growing concern that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns, and the frequency and severity of extreme weather and natural disasters. In the event that such climate change has a negative effect on agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as corn and wheat. Adverse weather conditions and natural disasters can reduce crop size and crop quality, which in turn could reduce our supplies of raw materials, lower recoveries of usable raw materials, increase the prices of our raw materials, increase our cost of transporting and storing raw materials, or disrupt our production schedules.

We may also be subjected to decreased availability or less favorable pricing for water as a result of climate change, which could impact our production and distribution operations. In addition, natural disasters and extreme weather conditions may disrupt the productivity of our facilities or the operation of our supply chain. The increasing concern over climate change also may result in more regional, federal, and/or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is enacted and is more aggressive than the sustainability measures that we are currently undertaking to monitor our emissions and improve our energy efficiency, we may experience significant increases in our costs of operation and delivery. In particular, increasing regulation of fuel emissions could substantially increase the distribution and supply chain costs associated with our products. As a result, climate change could negatively affect our business and operations.

Additionally, as concerns about climate change and other environmental issues continue to increase, we may be required to comply with new laws and regulations which may result in increased/not yet identified compliance costs, the scale of which is to be evaluated. We continue to evaluate the possible impact of such new laws and regulations, including those mentioned in the following sentence. In October 2023, California passed new laws that mandate the disclosure of GHG emissions, climate-related financial risks and measures adopted to reduce and adapt to such risks. These California laws require initial disclosures in 2026.

We are subject to increasing legal complexity and could be party to litigation that may adversely affect our business.

Increasing legal complexity may continue to affect our operations and results in material ways. We are or could be subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations, securities laws, employment and personal injury claims, disputes with current or former suppliers, claims by current or former distributors, and intellectual property claims (including claims that we infringed another party’s trademarks, copyrights, or patents). Inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation. Litigation involving our independent distributor model and the independent contractor classification of the independent distributors, as well as litigation related to disclosure made by us in connection therewith, if determined adversely, could increase costs, negatively impact our business prospects and the business prospects of our distributors and subject us to incremental liability for their actions. We are also subject to the legal and compliance risks associated with privacy, data collection, protection and management, in particular as it relates to information we collect when we provide products to customers.

Although we have various insurance programs in place that, subject to their terms and conditions, are intended to address certain costs associated with these events, the potential liabilities associated with these litigation matters, or those that could arise in the future, could be excluded from coverage or, if covered, could exceed the coverage provided by such programs. In addition, insurance carriers may seek to rescind or deny coverage with respect to pending or future claims or lawsuits. If we do not have sufficient coverage under our policies, or if coverage is denied, we may be required to make material payments to settle litigation or satisfy any judgment. Any of these consequences could adversely affect our financial condition, results of operations and cash flows.

Risks Relating to the Simple Mills Acquisition

The market price for our common stock following the closing of the Simple Mills Acquisition may be affected by factors different from those that historically have affected or currently affect our common stock.

Our future financial position may differ from our financial position before the completion of the Simple Mills Acquisition, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting our results of operations. Accordingly, the market price and performance of our common stock is likely to be different from the performance of our common stock in the absence of the Simple Mills Acquisition. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, our common stock, regardless of our actual operating performance.

We may not consummate the Simple Mills Acquisition on the terms currently contemplated or at all.

We may not consummate the Simple Mills Acquisition, which is subject to the satisfaction of customary closing conditions. Certain of the conditions to completion of the Simple Mills Acquisition are not within our control, and we cannot predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the Simple Mills Acquisition may be terminated. In addition, satisfying the conditions to and completion of the Simple Mills Acquisition may take longer, and could cost more than we currently expect. There can be no assurance that such conditions will be satisfied or that the Simple Mills Acquisition will be consummated on the terms currently contemplated or at all.

Failure to complete the Simple Mills Acquisition could negatively impact our stock price and have a material adverse effect on our results of operations, cash flows and financial position.

If the Simple Mills Acquisition is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals, we may be materially adversely affected and, without realizing any of the benefits of having completed the Simple Mills Acquisition, we would be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	we may experience negative reactions from our customers, distributors, suppliers, vendors and joint venture partners;

•	we will still be required to pay certain significant costs relating to the Simple Mills Acquisition, such as legal, accounting and financial advisor fees; and

•

matters relating to the Simple Mills Acquisition (including integration planning) require substantial commitments of time and resources by our management, which may have resulted in the distraction of our management from ongoing business operations and pursuing other opportunities that could have been beneficial to us.

If the Simple Mills Acquisition is not completed, the risks described above may materialize and they may have a material adverse effect on our results of operations, cash flows, financial position and stock price.

Our business relationships may be subject to disruption due to uncertainty associated with the Simple Mills Acquisition, which could have a material adverse effect on the results of operations, cash flows and financial position of us pending and following the closing of the Simple Mills Acquisition.

Parties with which we do business may experience uncertainty associated with the Simple Mills Acquisition, including with respect to current or future business relationships with us following the closing of the Simple Mills Acquisition. Our business relationships may be subject to disruption as customers, distributors, suppliers, vendors and joint venture partners may attempt to delay or defer entering into new business relationships with us, negotiate changes in existing business relationships with us or consider entering into business relationships with parties other than us following the Simple Mills Acquisition. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of us, regardless of whether the Simple Mills Acquisition is completed, as well as a material and adverse effect on our ability to realize the expected benefits of the Simple Mills Acquisition.

USE OF PROCEEDS

The aggregate net proceeds to us from the sale of the notes will be approximately $   million after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering, together with cash on hand, (i) to fund the cash consideration for the Simple Mills Acquisition, (ii) to pay fees and expenses related to the Simple Mills Acquisition and this offering, and (iii) for general corporate purposes.

CAPITALIZATION

The following table sets forth, as of October 5, 2024, our consolidated cash and cash equivalents, long-term debt and stockholders’ equity on an actual basis and as adjusted to give effect to (i) the sale of the notes in this offering, (ii) the application of the net proceeds of this offering as described under “Use of Proceeds” and (iii) the consummation of the Simple Mills Acquisition. You should read this table in conjunction with our audited consolidated financial statements and the notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 and our unaudited consolidated interim financial statements and the notes thereto in our Quarterly Report on Form 10-Q for the quarter ended October 5, 2024, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. See “Incorporation by Reference” in this prospectus supplement.

	As of October 5, 2024
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$14,975	$

Long-term debt, less non-amortized issuance costs:
% Senior Notes due offered hereby(1)	—
% Senior Notes due offered hereby(1)	—
Prior revolving credit facility(2)	—		—
New Revolving Credit Facility	—
3.500% Senior Notes due 2026(1)	398,859
2.400% Senior Notes due 2031(1)	495,284
Accounts receivable repurchase facility	160,000

Total debt	1,054,143
Current maturities of long-term debt	—

Total long-term debt	$1,054,143	$

Stockholders’ equity:
Series A Junior Participating Preferred stock—$100 stated par value, 200,000 authorized shares and none issued)	—		—
Preferred stock—$.01 stated par value, 800,000 authorized shares and none issued)	—		—
Common stock—$.01 stated par value and $.001 current par value, 500,000,000 authorized shares, 228,729,585 shares issued)	199
Treasury stock—18,130,532 shares)	(285,985)
Capital in excess of par value	705,096
Retained earnings	984,977
Accumulated other comprehensive income	2,239

Total stockholders’ equity	$1,406,526	$

Total long-term debt and stockholders’ equity	$2,460,669	$

(1)	Net of debt discount and debt issuance costs.
(2)	The prior revolving credit facility was terminated on February 5, 2025 in connection with our entry into the New Revolving Credit Agreement.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities described in the section of the accompanying base prospectus entitled “Description of Debt Securities”, to which reference is made. References to “the company,” “we,” “us” and “our” in this section are only to Flowers Foods, Inc., the issuer of the notes, and not to its subsidiaries.

General

We will issue a total of $    million aggregate principal amount of    % Senior Notes due    (the “    Notes”) and $    million aggregate principal amount of    % Senior Notes due    (the “    Notes” and, together with the    Notes, the “notes”). The      Notes will mature on    ,     , and the     Notes will mature on    ,     , unless redeemed or repurchased prior to that date in accordance with the provisions set forth in “—Optional Redemption,” “—Special Mandatory Redemption” or “—Repurchase Upon Change of Control Triggering Event,” below.

The    Notes and the    Notes will each be issued as a separate series of debt securities under the Indenture, dated as of April 3, 2012 (the “Base Indenture”), by and between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (“Computershare”), as amended and supplemented from time to time, including without limitation, pursuant to an Officer’s Certificate, to be dated February     , 2025 (the “Officer’s Certificate” and, together with the Base Indenture, the “indenture”). The Officer’s Certificate will establish the specific terms and forms of the notes, each as a new series of securities under the indenture, and appoint Regions Bank to serve as series trustee with respect to the notes (the “Series Trustee”). Regions Bank will act as Series Trustee, Paying Agent, and Registrar with respect to the    Notes and the    Notes, with all of the rights, powers, and duties under the Base Indenture with respect to the notes. Computershare will continue to serve as the trustee under the Base Indenture with respect to the existing series of securities as to which it has served and continues to serve as trustee under the Base Indenture, and for all other purposes under the Base Indenture (other than with respect to the notes).

The terms of the Base Indenture are more fully described in the accompanying base prospectus. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying base prospectus, the notes or the indenture, as applicable.

The notes will be senior unsecured obligations of the company ranking equally in right of payment with all of our existing and future senior unsecured indebtedness (including obligations under our New Revolving Credit Facility) and effectively junior to any secured indebtedness (to the extent of the assets securing that indebtedness) and to the debt and other liabilities and any preferred equity of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series.

The notes will be issuable in denominations of $2,000 and integral multiples of $1,000 above that amount in book-entry form only. See “—Book-Entry, Delivery and Form” below.

We may from time to time, without notice to, or the consent of, the holders of the notes, “reopen” either or both series of notes and issue more debt securities having the same terms as the notes of such series being offered by this prospectus supplement (except as to issue date and, in some cases, issue price and first interest payment date). Such additional debt securities, together with the notes of the applicable series offered by this prospectus supplement, will constitute a single series of debt securities under the indenture; provided, however, that we will use a separate CUSIP for any such additional debt securities that are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes.

The    Notes will bear interest at an annual rate of    % per year from    , 2025, payable semiannually in arrears on    and     of each year to holders of record at the close of business on the      and    (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the stated maturity date and any earlier date of redemption. The     Notes will bear interest at an annual rate of     % per year from     , 2025, payable semiannually in arrears on    and    to holders of record at the close of business on the     and      (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the stated maturity date and any earlier date of redemption. The first interest payment date will be    , 2025 with respect to the     Notes and     , 2025 with respect to the    Notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier date of redemption or repurchase falls on a day that is not a business day, the applicable payment will be made on the next business day, and no interest will accrue on the amount so payable for the period from and after such date to the next business day. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Optional Redemption

Prior to the Applicable Par Call Date, we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series matured on the Applicable Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus    basis points for the    Notes and    basis points for the    Notes, in each case, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem, in whole or in part, one series of the notes offered hereby without redeeming the other series.

For purposes of the optional redemption provisions of the notes, the following will be applicable:

“Applicable Par Call Date” means (i) with respect to the     Notes,    ,     (     month(s) prior to the maturity date of such notes) and (ii) with respect to the     Notes,     ,      (     month(s) prior to the maturity date of such notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The calculation or determination of the redemption price shall be made by us or on our behalf by such person as we shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation or responsibility of the Series Trustee or Paying Agent.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Series Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with DTC’s procedures. See the information contained under the caption “—Book Entry, Delivery and Form.”

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on any notes or portions thereof called for redemption.

Mandatory Redemption; Sinking Fund; Open-Market Purchases

Except as set forth below under the caption “—Special Mandatory Redemption,” we are not required to make any mandatory redemption with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the caption “—Repurchase Upon Change of Control Triggering Event.” The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

We may acquire notes by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise.

Special Mandatory Redemption

We intend to use the net proceeds of this offering, together with cash on hand, (i) to fund the cash consideration for the Simple Mills Acquisition, (ii) to pay fees and expenses related to the Simple Mills Acquisition and this offering, and (iii) for general corporate purposes. See “Use of Proceeds.”

The closing of this offering is expected to occur prior to the consummation of the Simple Mills Acquisition. The notes will be subject to a special mandatory redemption in the event that (i) the Simple Mills Acquisition is not consummated on or prior to the later of (x) April 7, 2025 (as such date may be extended in accordance with the Merger Agreement to October 7, 2025) (the “Termination Date”) or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the Termination Date in the Merger Agreement (the “Special Mandatory Redemption End Date”), or (ii) we notify the Series Trustee in writing that we will not pursue consummation of the Simple Mills Acquisition. We refer to each of such events as a “special mandatory redemption event.” If a special mandatory redemption event occurs, we will be required to redeem the outstanding notes of each series at the “special mandatory redemption price” equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” will be selected by us and will be a date no later than ten business days following the occurrence of the special mandatory redemption event. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest on the notes will cease to accrue.

In the event that we become obligated to redeem the notes pursuant to the special mandatory redemption, we, either directly or through the Series Trustee at our written direction and on our behalf, will cause a notice of the special mandatory redemption to be sent, not later than five business days after the occurrence of the special mandatory redemption event, to each holder of the notes at their registered addresses (with a copy of such notice simultaneously delivered to the Series Trustee if directly sent by the company). Such notice will also specify the special mandatory redemption date. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the Paying Agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes to be redeemed will cease to accrue interest and all rights under the indenture with respect to the notes to be redeemed shall terminate.

Failure to make the special mandatory redemption, if required in accordance with the terms described above, will constitute an event of default under the indenture with respect to the notes.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the notes.

Upon the consummation of the Simple Mills Acquisition, the foregoing provisions regarding special mandatory redemption will cease to apply. For purposes of the foregoing, the Simple Mills Acquisition will be deemed consummated if the closing under the Merger Agreement occurs, including after giving effect to any amendments or modifications to the Merger Agreement or waivers thereunder acceptable to us. See “Risk Factors.”

For purposes of the foregoing discussion, the following definitions apply:

“Simple Mills” means Simple Mills, Inc.

“Simple Mills Acquisition” means the proposed acquisition of Purposeful Foods Holdings, Inc., the parent company of Simple Mills, by Flowers Foods, Inc., pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated January 7, 2025, by and among Flowers Foods, Inc., Daffodil Acquisition Sub, LLC, Daffodil Merger Sub, Inc., and Purposeful Foods Holdings, Inc., as such agreement may be amended or modified or any provision thereof waived.

Repurchase Upon Change of Control Triggering Event

If a change of control triggering event (as defined below) occurs with respect to a series of notes, unless we have exercised our option to redeem such notes as described under “—Optional Redemption”, we will be required to make an offer (the “change of control offer”) to each holder of such notes to repurchase all or any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes of such series on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes of such series plus unpaid interest, if any, accrued to, but excluding, the date of repurchase (a “change of control payment”), subject to the rights of holders of such notes on the applicable record date to receive any interest due on the change of control payment date (as defined below).

Within 30 days following the date of any change of control triggering event or, at our option, prior to any change of control (as defined below), but after public announcement of the transaction that constitutes or may constitute the change of control, we will mail or deliver electronically a notice to each holder of notes, with a copy to the Series Trustee, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in such notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed to holders (a “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned upon the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the Paying Agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Series Trustee for cancellation the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of each series of notes or portions of such notes being repurchased.

The Paying Agent will promptly transmit to each holder of properly tendered notes the change of control payment for the notes being repurchased, and the Series Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion, if any, of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for the change of control offer otherwise to be made by us, and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

If holders of not less than 90% in aggregate principal amount of outstanding notes of either series validly tender and do not withdraw such notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, all of the holders will be deemed to have consented to such change of control offer and, accordingly, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

Upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in the amount of the change of control payment in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

The term “change of control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of our company and our subsidiaries (as defined below) taken as a whole to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act other than to our company or our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

•

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

•	the adoption of a plan relating to our liquidation, dissolution or winding up (other than our liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the holders of the voting stock of such holding company immediately after giving effect to that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately after giving effect to that transaction, no person or group (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of our company and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of our company and our subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control triggering event” means the occurrence of both (1) a change of control and (2) a ratings event (as defined below).

The term “Fitch” means Fitch Ratings, Inc. and its successors.

The term “investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch (as defined below), Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any substitute rating agency or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s corporation, and its successors.

The term “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

The term “rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, a substitute rating agency.

The term “ratings event” means the notes cease to be rated as investment grade by at least two out of the three rating agencies on any day within the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible ratings change by any of the rating agencies other than solely with positive implications) commencing on the earlier of (1) the public announcement of an intention to effect a change of control or (2) the consummation of a change of control and ending 60 days following the consummation of a change of control; provided, however, that a ratings event will not be deemed to have occurred in respect of a particular change of control (and thus such change of control will not constitute a change of control triggering event) unless at least two of the ratings agencies publicly announce or confirm or inform the Series Trustee that their ratings action was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such change of control (whether or not the applicable change of control has occurred at the time of the rating event). If a rating agency is not providing a rating for the notes at the commencement of such period, the notes will be deemed to have ceased to be rated as investment grade by such rating agency during such period.

The term “S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

The term “substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by our Chief Executive Officer or Chief Financial Officer) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be, and acceptable to the Series Trustee.

The term “voting stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the equity interests of such person that are at the time entitled to vote generally in the election of directors to the board of directors (or members of a comparable body) of such person.

Certain Covenants

Set forth below are certain covenants applicable to the notes. Additional covenants relating to the notes, including a covenant concerning mergers, consolidations and transfers of substantially all of our property and assets by us, are described under “Description of Debt Securities” in the accompanying base prospectus. You can find the definitions of certain terms used in this section under “—Certain Covenant Definitions.”

Limitations on Liens

Neither we nor our subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money any liens upon any principal facility (as defined below) or any shares of capital stock or other equity interests that any of our subsidiaries owning any principal facility has issued to us or any of our other subsidiaries. If we or any of our subsidiaries incur such liens, then we must secure the notes to the same extent and in the same proportion as the indebtedness that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a principal facility, liens incurred in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended, or any other laws or regulations in effect at the time of such issuance;

•	liens existing on the date of the Officer’s Certificate;

•	liens securing only debt securities issued under the indenture equally and ratably with all such debt securities;

•

liens on property or shares of capital stock or other equity interests existing at the time we or any of our subsidiaries acquire such property or shares of capital stock or other equity interests, including through a merger, share exchange or consolidation, or securing the payment of all or part of such purchase price or construction or improvement of such property incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares of capital stock or other equity interests for the purpose of financing all or a portion of such purchase price or construction or improvement on such property;

•

liens on any principal facility in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract with or statute of such governmental body;

•	liens securing indebtedness of a subsidiary owing to us or one of our other subsidiaries;

•	liens on assets which are presented on our balance sheet or the balance sheet of any of our subsidiaries because of the existence of a VIE transaction (as defined below); or

•

liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing three bullet points or in this bullet point, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement is limited to all or a part of the property that was secured by the lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and/or any of our subsidiaries may create, assume and incur liens that would otherwise be subject to the restriction described above, without securing the notes equally and ratably, if the aggregate value of all outstanding indebtedness secured by such liens and the value of all sale and leaseback transactions (as defined below) does not at the time exceed the greater of 15% of our consolidated net tangible assets (as defined below) or 15% of our consolidated capitalization (as defined below).

Notwithstanding the foregoing, any lien securing outstanding notes granted pursuant to this covenant will be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the lien securing the outstanding notes (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular principal facility or capital stock or other equity interests of any of our subsidiaries securing outstanding notes, upon any sale, exchange or transfer to any person that is not one of our affiliates of such principal facility or capital stock or other equity interests; provided that no holder of debt secured thereby is secured by any other principal facility or capital stock or other equity interests of any of our subsidiaries upon such sale, exchange or transfer.

Limitations on Sale and Leaseback Transactions

A sale and leaseback transaction of any principal facility by us or any of our subsidiaries is prohibited unless, within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale of the property leased or the fair value of the property at the time of entering into the arrangement (as determined by our board of directors) (“value”) is applied by us to either (1) the acquisition, directly or indirectly, of one or more principal facilities or a portion thereof, or (2) the retirement of non-subordinated indebtedness for money borrowed with a remaining maturity of more than one year, including the notes, except that any such sale and leaseback transaction is permitted to the extent that the value thereof plus the other outstanding indebtedness secured by liens that would otherwise be subject to the restrictions described in the first paragraph under “—Limitations on Liens” does not exceed the amount stated in the penultimate paragraph under “—Limitations on Liens.” This covenant will also not apply to any sale and leaseback transaction between us and one of our subsidiaries or between our consolidated subsidiaries.

No Other Restrictive Covenants

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the incurrence of indebtedness, the makeup of asset sales, the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities, including the notes, or modify the terms thereof or afford the holders thereof any other protection in the event of a change of control (except as specified above under “—Repurchase Upon Change of Control Triggering Event”), any highly leveraged transaction or any other transaction or event involving us that may materially and adversely affect our creditworthiness or the value of the debt securities, including the notes.

Certain Covenant Definitions

The term “consolidated capitalization” means the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than one year from the date of the original creation thereof, but maturing within one year from the date of such consolidated balance sheet; and

•	deferred income tax liabilities appearing on such consolidated balance sheet.

The term “consolidated net tangible assets” means the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in our subsidiaries.

The term “principal facility” means any individual facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, production or distribution and located in the United States, now or hereafter owned or leased pursuant to a capital lease by us or any subsidiary, that has a gross book value (without deduction of any depreciation reserve) on the date as of which the determination is being made exceeding 4% of our consolidated capitalization, other than any property which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

The term “sale and leaseback transaction” means the sale or transfer of a principal facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by us or any subsidiary will be discontinued on or before the expiration of such period.

The term “subsidiaries” means any corporation, partnership, limited liability company or other entity of which a majority of all outstanding stock, partnership interests, membership interests or other equity interests, as the case may be, having ordinary voting power (i.e., without regard to the occurrence of any contingency) in the election of directors to the board of directors (or members of a comparable body) of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned or controlled by us or by one or more other subsidiaries or by us and one or more other subsidiaries.

The term “VIE transaction” means a transaction between us or any of our subsidiaries and a person where such person is, because of the nature of such transaction and the relationship of the parties, a variable interest entity under Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation, as the same may be revised, modified, amended, supplemented or restated from time to time.

Events of Default and Remedies

The Base Indenture provides that events of default regarding each series of notes will be:

•	default for 30 days in the payment when due of interest on any note of such series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, any note of such series;

•

failure by us to comply with any non-payment covenant in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than the notes) after the Series Trustee notifies us, or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class notify us and the Series Trustee in writing, of such default and we do not cure such default or such default is not waived within 60 days after the receipt of such notice;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, whether such indebtedness now exists, or is created after the date of the original issuance of the notes, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (a “payment default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to $150 million or more; or

•

certain events of bankruptcy or insolvency described in the Base Indenture with respect to us or any of our significant subsidiaries or any group of our subsidiaries that, taken together, would constitute a significant subsidiary.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the Base Indenture with respect to us) regarding notes of any series should occur and be continuing, either the Series Trustee or the holders of at least 25% in the principal amount of the then outstanding notes of such series may declare the notes of such series due and payable immediately. If a bankruptcy or insolvency event occurs with respect to us, the notes will immediately become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding notes of any series may rescind any acceleration and its consequences (other than with respect to an event of default pursuant to the bankruptcy or insolvency provisions of the indenture with respect to us) if (1) the rescission would not conflict with any judgment or decree, (2) we have paid or deposited with the Series Trustee a sum sufficient to pay in the currency in which the notes are payable (A) all overdue interest, if any, on all outstanding notes of such series, (B) all unpaid principal of and premium, if any, any outstanding notes of such series which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal or premium at the rate or rates prescribed therefor in such notes or, if no such rate or rates are so prescribed, at the rate borne by the notes of such series during the period of such default, and (C) to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to that date of such payment or deposit at the rate or rates prescribed therefor in such notes, or if no such rate or rates are so prescribed, at the rate borne by the notes of such series during the period of such default and (3) all existing events of default (other than for nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the then outstanding notes of each series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Series Trustee under the indenture. The holders of a majority in aggregate principal amount of the then outstanding notes of each series also will be entitled to waive past defaults regarding the notes of such series, except for a default in payment of principal of or premium, if any, or interest or in respect of a covenant or provision which cannot be modified or amended under the indenture without the consent of the holder of each such note. The Series Trustee generally may not be ordered or directed by any of the holders of notes to take any action unless one or more of the holders shall have offered to the Series Trustee security or indemnity reasonably satisfactory to it.

If the Series Trustee collects money from exercising the remedies under the indenture, the Series Trustee may fix a record date and payment date for any payment of such money to the holders of the notes.

If the Series Trustee collects any money in connection with an event of default regarding the notes, the Series Trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of notes.

Except with respect to payment on the holder’s debt security when due, a holder of notes of any series may pursue a remedy with respect to the indenture or the notes of such series only if: (1) such holder has previously given the Series Trustee written notice that an event of default with respect to such notes is continuing; (2) the holders of at least 25% in aggregate principal amount of the then outstanding notes of such series make a written request to the Series Trustee to pursue the remedy; (3) such holder or holders offer and, if requested, provide to the Series Trustee security or indemnity reasonably satisfactory to the Series Trustee against any loss, liability or expense; (4) the Series Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (5) during such 60-day period, the holders of a majority in aggregate principal amount of the then outstanding notes of such series do not give the Series Trustee a direction inconsistent with such request.

Legal Defeasance and Covenant Defeasance

We may elect at any time to have all of our obligations and certain other provisions discharged with respect to the outstanding notes of any series (“legal defeasance”) except for the rights of the holders of outstanding notes of such series to receive payments in respect of the principal of or premium, if any, or interest on, the notes of such series when such payments are due from the trust referred to below, certain other obligations of ours and certain other rights of the Series Trustee under the indenture.

In addition, we may elect at any time to have our obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to a series of notes (“covenant defeasance”). In the event covenant defeasance occurs, failure to comply with the following covenants will no longer constitute an event of default with respect to such series of notes:

•	the covenants previously described under “—Limitations on Liens;” and

•	the covenants previously described under “—Limitations on Sale and Leaseback Transactions.”

In order to exercise either legal defeasance or covenant defeasance in respect of a series of notes, we must irrevocably deposit with the Series Trustee for the benefit of the holders of notes of such series to be defeased money in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, we must satisfy other conditions, including delivery to the Series Trustee of an opinion of counsel and officer’s certificate in connection with such defeasance, and we may not exercise such defeasance if certain defaults or events of default with respect to the notes have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for notes in certificated registered form, a global note may not be transferred except as a whole by DTC for such global note to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by such depositary or any such nominee to a successor of DTC or a nominee of such successor.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of the notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co, or such other nominee as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will reduce the amount of the interest of direct participants in the notes in accordance with its procedures.

A beneficial owner of notes shall give notice to elect to have its notes repurchased or tendered, through its participant, to the Series Trustee and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in such notes, on DTC’s records, to the Series Trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of such notes to the Series Trustee’s DTC account.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote a global note. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

We will make payments due on the notes to Cede & Co., as nominee of DTC, by wire transfer of immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. or such other nominee is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of certificated notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a global note.

As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee will be considered the sole owner and holder of the notes represented thereby for all purposes under the notes and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global note will not be entitled to have such global note or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global note and will not be considered to be the owners or holders of such global note or any notes represented thereby for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If DTC is at any time unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for all of the notes represented by such global note. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global note and, in such event, we will issue the notes in certificated form in exchange for all of the notes represented by the global note. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the notes represented by a global note has occurred and is continuing, then we will issue notes in certificated form in exchange for all of the notes represented by the global note.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Holding through Euroclear and Clearstream

You may hold interests in a global note through Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, if you are a U.S. investor who holds your interests in the notes through these systems and wish on a particular day to transfer your interests, or to receive or make a payment or delivery or exercise any other right with respect to your interests, you may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if you wish to exercise rights that expire on a particular day, you may need to act before the expiration date. In addition, if you hold your interests through both DTC and Euroclear or Clearstream, you may need to make special arrangements to finance any purchases or sales of your interests between the United States and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Concerning the Series Trustee

Regions Bank will act as the Series Trustee under the indenture for the notes. The Series Trustee has also been appointed by the company to initially act as Paying Agent and Registrar with regard to the notes. The indenture contains certain limitations on the rights of the Series Trustee, should it become a creditor of the company, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Series Trustee will be permitted to engage in other transactions with the company; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee, or resign. The company maintains customary banking relationships with Regions Bank.

Except during the continuance of an event of default, the Series Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the Series Trustee will exercise such of the rights and powers vested in it under the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Series Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of the notes, unless such holder shall have offered to the Series Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

The statements contained in this prospectus supplement and in the notes shall be taken as statements of the company, and the Series Trustee shall assume no responsibility for the correctness or the adequacy of any such statements. The Series Trustee makes no representations or warranties regarding the notes or the adequacy or accuracy of this prospectus supplement. The Series Trustee shall not be accountable for the use or application of the notes or the proceeds thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge the conclusions stated below; and no ruling from the IRS or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

This summary is limited to beneficial owners who purchase the notes on their initial issuance at the initial “issue price” for such series of notes, which will equal the first price at which a substantial amount of such series of notes is sold for cash to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). In addition, it does not address all the potential U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example, dealers and certain traders in securities or currencies, brokers, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain former citizens or residents of the United States, persons who hold notes as part of a straddle, hedge, conversion transaction, restructure sale or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, taxpayers subject to rules conforming the timing of certain income accruals to financial statements, holders subject to any alternative minimum tax, individual retirement accounts or qualified retirement plans, personal holding companies, pension funds, “controlled foreign corporations” or “passive foreign investment companies” (as such terms are defined in the Code), and investors in pass-through entities or arrangements, including Subchapter S corporations and entities or arrangements classified as partnerships for U.S. federal income tax purposes. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. As a result, partnerships and partners in such partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

Certain Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on each series of the notes. For example, we are required to pay 101% of the principal amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” In addition, we may be required to pay amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes as described under “Description of the Notes—Optional Redemption.” The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to each series of the notes to be different from the consequences discussed herein. The applicable Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts ought not result in any series of the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. This position is not binding on the IRS, which may take a contrary position and treat either or both series of the notes as contingent payment debt instruments. If any series of the notes were deemed to be contingent payment debt instruments, a holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to each series of the notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to treat the trust as a United States person.

Interest on a Note

It is anticipated, and this discussion assumes, that each series of the notes will be issued at par or at a discount that is less than de minimis for U.S. federal income tax purposes. Stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between (1) the amount realized on such disposition, and (2) the U.S. Holder’s adjusted tax basis in the note. The amount realized is the sum of the cash and the fair market value of any other property received by the U.S. Holder in such disposition, but does not include any amount attributable to accrued but unpaid interest, which if not previously included in income will be treated as interest as described under “—Interest on a Note” above. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the price the U.S. Holder paid for the note. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or other taxable disposition, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Long-term capital gains of individuals and other non-corporate U.S. Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

U.S. Holders that are not corporations generally will be subject to a 3.8% additional tax (the “Medicare tax”) on the lesser of (a) such U.S. Holder’s “net investment income” for the taxable year, and (b) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include any income or gain recognized by such U.S. Holder with respect to our notes, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a U.S. Holder is an individual, estate or trust, such U.S. Holder should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the notes.

Information Reporting and Backup Withholding for U.S. Holders

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales or other taxable dispositions of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax (currently at a 24% rate) may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status, provides an incorrect taxpayer identification number, or has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding rules in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Tax Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will generally apply to a Non-U.S. Holder of a note. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note who is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments of Interest

Subject to the discussion of backup withholding and FATCA below, payments of interest on a note generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if the Non-U.S. Holder properly certifies as to its foreign status (as described below) and the Non-U.S. Holder:

•

does not conduct a trade or business within the United States to which the interest income is effectively connected (or in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);

•

does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code.

The portfolio interest exemption generally applies only if a Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form), or IRS Form W-8BEN-E (if the Non-U.S. Holder is an entity and not an individual), to us or our paying agent certifying under penalty of perjury that such Non-U.S. Holder is not a U.S. person. If a Non-U.S. Holder holds the notes through a securities clearing organization, financial institution or other agent acting on the Non-U.S. Holder’s behalf, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification, signed under penalties of perjury, that a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) or IRS Form W-8BEN-E (if such Non-U.S. Holder is an entity and not an individual) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts; and in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

If a Non-U.S. Holder cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to the Non-U.S. Holder on the notes will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us or our paying agent either with (1) a properly executed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form), or IRS Form W-8BEN-E (if the Non-U.S. Holder is an entity and not an individual), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty, or (2) a properly executed IRS Form W-8ECI (or the appropriate successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and in the case of an applicable tax treaty, attributable to a permanent establishment in the United States).

Sale, Exchange or Other Taxable Disposition of a Note

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the sale, redemption, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (as described below in “—Income or Gain Effectively Connected with a U.S. Trade or Business”) or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or Gain Effectively Connected with a U.S. Trade or Business” below. If a Non-U.S. Holder is described in the second bullet point, any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) which may be offset by certain U.S. source losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses, except as otherwise required by applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest income and other payments received with respect to the note (including proceeds from any taxable disposition of the note) are effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders—Interest on a Note” above), but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI

(or appropriate substitute form) to us or our paying agent. In the case of a Non-U.S. Holder that is a corporation, the portion of its earnings and profits that is effectively connected with its United States trade or business (and, in the case of an applicable tax treaty, attributable to its permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding for Non-U.S. Holders

Any payments of interest on the notes to a Non-U.S. Holder, and the amount of tax, if any, withheld with respect to those payments, will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding may apply to certain payments of principal and interest on the notes to a Non-U.S. Holder, as well as to the proceeds of certain sales or other taxable dispositions of notes made through brokers, unless the Non-U.S. Holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “—Payments of Interest” is generally effective to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding rules in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” generally impose withholding of 30% on payments of U.S. source interest and sales or redemption proceeds from the dispositions of debt instruments of U.S. issuers to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. The IRS has issued proposed Treasury Regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or until such proposed Treasury Regulations are rescinded. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden) and providing the IRS with certain required information. We will not pay any additional amounts to holders of notes in respect of any taxes withheld from payments on the notes. Prospective investors should consult their tax advisers regarding the effects of FATCA (including the effects of any intergovernmental agreements) on their investment in the notes.

The summary of U.S. federal income tax considerations set forth above is intended for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal income tax laws, state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

BofA Securities, Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated February     , 2025, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the respective principal amounts of notes set forth opposite such underwriter’s name below.

Underwriter	Principal Amount of Notes	Principal Amount of Notes
BofA Securities, Inc.	$	$
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the applicable public offering price less a concession not to exceed     % of the principal amount of the      Notes and     % of the principal amount of the      Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the      Notes and     % of the principal amount of the      Notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable series of notes).

Paid by the company
Per Note		%
Per Note		%

We estimate that our total expenses for this offering will be $     million, excluding the underwriting discounts. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $    .

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes of either series to be quoted on any automated quotation system. The underwriters may make a market in either or both series of notes after the distribution has been completed, but will not be obligated to do so and may discontinue any market-making activities at any time without notice to, or the consent of, noteholders. No assurance can be given that an active trading market for either or both series of notes will develop and be maintained. If an active trading market for a series of notes does not develop or is not maintained, the market price and liquidity of such series of notes may be adversely affected.

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Additionally, an affiliate of each of BofA Securities, Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are parties to and lenders under our New Revolving Credit Facility. An affiliate of Regions Bank, the series trustee for the notes, is also a party to and lender under our New Revolving Credit Facility. Our New Revolving Credit Facility was negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect to deliver the notes against payment therefore on or about the settlement date specified on the cover page of this prospectus supplement, which will be the     business day following the date of pricing of the notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Notice to Prospective Investors in the EEA

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (the “EEA”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This document and any related free writing prospectus is not a prospectus for the purposes of the Prospectus Regulation. This document and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this document and any related free writing prospectus may only do so with respect to Qualified Investors. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors.

Notice to Prospective Investors in the United Kingdom

This document and any related free writing prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This document and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this document and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”).

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a UK Qualified Investor; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the note or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this document and any related free writing prospectus relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who are UK Qualified Investors and have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this document and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document and any related free writing prospectus or any of their contents.

This document and any related free writing prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This document and any related free writing prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

No notes have been offered or sold, and no notes may be offered or sold, in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the notes has been issued or been in the possession of or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement and the accompanying base prospectus have not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Futures Commissions and the Companies Registry of Hong Kong and neither have they been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying base prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the notes, and the notes may not be offered for subscription to members of the public in Hong Kong. The recipients of this prospectus supplement and the accompanying base prospectus are advised to exercise caution in relation to any offer of the notes. If recipients are in any doubt about any of the contents of this prospectus supplement and the accompanying base prospectus, they should obtain independent professional advice. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that he/she/it is aware of the restriction on offers of the notes described in this prospectus supplement, the accompanying base prospectus and the relevant offering documents and that he/she/it is not acquiring, and has not been offered, any notes in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Japan

The offering of notes has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the “FIEA”) and the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying base prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act 2001 of Singapore (the “SFA”) with the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is: (a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4) (c)(ii) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us in connection with the notes offered by this prospectus supplement. Latham & Watkins LLP, New York, New York, will represent the underwriters in this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 30, 2023 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of the Papa Pita business because it was acquired by the company in a purchase business combination during 2023) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Rights

Warrants

Purchase Contracts

Units

We may offer and sell from time to time, in one or more offerings, together or separately:

•	common stock;

•	preferred stock;

•	debt securities;

•	rights;

•	warrants;

•	purchase contracts; and

•	units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of the securities and their offering prices in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest in any of these securities.

Our common stock is traded on the New York Stock Exchange under the symbol “FLO.”

Our securities may be offered directly, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read the entire prospectus, any applicable prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including any information incorporated by reference therein, together with any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained or incorporated by reference, in the prospectus, any applicable prospectus supplement and any pricing supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any applicable prospectus supplement, any pricing supplement or any document incorporated by reference therein is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Flowers Foods,” “we,” “us,” “our” or the “Company” refer to Flowers Foods, Inc., a corporation organized under the laws of the State of Georgia, and its consolidated subsidiaries.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” into this prospectus and any applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023 (the “Form 10-K”), including those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2023, that are specifically incorporated by reference into the Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 22, 2023 and July 15, 2023, filed with the SEC on May 18, 2023 and August 10, 2023, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 7, 2023, June 1, 2023, August 11, 2023 (Item 5.02 only) and August 21, 2023;

•	the description of our capital stock in our Form 10/A filed with the SEC on February 9, 2001, as updated by Exhibit 4.8 to our Form 10-K, and as subsequently amended or updated; and

•

all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering under this prospectus.

You may request a copy of any or all of the information that has been incorporated by reference into this prospectus and any applicable prospectus supplement but not delivered with this prospectus and any applicable prospectus supplement at no cost by writing or telephoning us at the following address:

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Telephone: (229) 226-9110

Attention: Investor Relations

We maintain an Internet site at http://www.flowersfoods.com, which contains our SEC filings and information concerning Flowers Foods and its consolidated subsidiaries. The information contained at our Internet site is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and any applicable prospectus supplement and certain other written or oral statements made from time to time by the Company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable.

Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this prospectus and may include, but are not limited to:

•

unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to us on our borrowings; (iv) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (v) relationships with or increased costs related to our employees and third-party service providers; (vi) laws and regulations (including environmental and health-related issues); and (vii) accounting standards or tax rates in the markets in which we operate;

•	the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products;

•	changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products;

•	the level of success we achieve in developing and introducing new products and entering new markets;

•	our ability to implement new technology and customer requirements as required;

•	our ability to operate existing, and any new, manufacturing lines according to schedule;

•	our ability to implement and achieve our environmental, social, and governance goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers;

•

our ability to execute our business strategies which may involve, among other things, (i) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (ii) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (iii) an enhanced organizational structure (e.g., our sales and supply chain reorganization);

•	consolidation within the baking industry and related industries;

•	changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry;

•	our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs;

•

disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners;

•	increasing legal complexity and legal proceedings that we are or may become subject to;

•	labor shortages and turnover or increases in employee and employee-related costs;

•	the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries;

•

any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events;

•

the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and

•

the potential impact of climate change on the Company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms.

The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in Company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and any subsequent Form 10-Q for additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity.

We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The Company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the Company (such as in our filings with the SEC or in Company press releases) on related subjects.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, trade names and copyrights.

ABOUT FLOWERS FOODS

Flowers Foods is the second-largest producer and marketer of packaged bakery foods in the U.S. We operate in the highly competitive fresh bakery market and our principal products include breads, buns, rolls, snack cakes, bagels, English muffins, and tortillas. We are a brand-focused company dedicated to the consumer and committed to growing our most profitable brands through innovation, market expansion, and prudent mergers and acquisitions. We manage our business as one operating segment.

We maintain our principal executive offices at 1919 Flowers Circle, Thomasville, Georgia 31757. Our telephone number there is (229) 226-9110.

RISK FACTORS

Before deciding whether to invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I, Item 1A., Risk Factors” of the Form 10-K and any subsequent Form 10-Q, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by:

•	risk factors contained in other periodic reports or information that we file with the SEC, which will be subsequently incorporated herein by reference;

•	any prospectus supplement accompanying this prospectus; or

•	a post-effective amendment to the registration statement of which this prospectus forms a part.

In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, liquidity or results of operations. See “Caution Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include share repurchases, refinancing existing indebtedness, capital expenditures and possible acquisitions. We have not allocated a specific portion of the net proceeds from the sale of the securities offered hereby for any particular use at this time. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation, as amended through May 21, 2020 (“Articles of Incorporation”), our amended and restated bylaws, as amended through August 18, 2023 (“Bylaws”), each of which has been publicly filed with the SEC, and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and Bylaws below. The summary is not complete. You should read the Articles of Incorporation and Bylaws for the provisions that are important to you.

Our authorized capital stock consists of:

•	500,000,000 shares of common stock, par value $0.01 per share;

•	200,000 shares of Series A Junior Participating Preferred Stock, par value $100 per share; and

•	800,000 shares of undesignated preferred stock, par value $0.01 per share.

As of August 4, 2023, there were 211,319,808 shares of our common stock issued and outstanding. No shares of our preferred stock are issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights of any issued and outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Flowers Foods, holders of our common stock are entitled to share ratably in all assets of Flowers Foods, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock. Holders of our common stock have no preemptive rights, no cumulative voting rights and no rights to convert their shares of our common stock into any other securities of Flowers Foods or any other person.

Preferred Stock

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our Board of Directors may determine to issue shares without seeking shareholder approval.

Our Board of Directors is authorized, to the fullest extent permitted by law, to establish out of our authorized 800,000 shares of undesignated preferred stock, one or more classes or series of preferred stock, having such relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, as our Board of Directors shall determine without further vote or action by the shareholders.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the designation of the series of preferred stock, which may be by distinguishing number, letter or title;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•

the dividend rate or rates of such shares, the date at which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of such preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of such preferred stock;

•	the terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such preferred stock, if any;

•	the voting rights, if any, granted to the holders of the shares of such preferred stock in addition to those required by Georgia law or the Articles of Incorporation;

•

whether the shares of preferred stock shall be convertible into shares of our common stock or any other class of our capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred stock as may be permitted by Georgia law or the Articles of Incorporation;

•	any listing of such preferred stock on any securities exchange; and

•	a discussion of federal income tax considerations applicable to such preferred stock.

The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. The preferred stock offered will, when issued, be fully paid and nonassessable.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Certain Provisions of the Articles of Incorporation, the Bylaws and Georgia Law

Certain provisions of the Articles of Incorporation, the Bylaws and Georgia law may encourage persons considering unsolicited tender offers or other unilateral takeover provisions to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which shareholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and, therefore, could adversely affect the value of our securities.

Board of Directors

The Bylaws provide that the number of directors shall be between 3 and 16, and will be determined from time to time by our Board of Directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of all classes of stock entitled to vote generally in the election of directors, voting together as a single class. The Bylaws also provide that newly created directorships resulting from any increase in the number of directors or any vacancies occurring on our Board of Directors will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our Board of Directors, or by a sole remaining director. These provisions may deter a shareholder from seeking to remove incumbent directors and simultaneously attempting to gain control of our Board of Directors by filling newly created directorships or any vacancies with its own nominees.

Advance Notice of Proposals and Nominations

The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders and for nominations by shareholders of candidates for election as directors at a meeting of shareholders at which directors are to be elected. As described more fully in the Bylaws, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a shareholder who has given to the Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Furthermore, only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as our directors. The presiding officer at a shareholders meeting has the authority to make these determinations.

Special Meetings of Shareholders

The Articles of Incorporation provides that special meetings of shareholders may be called only by the Chairman of our Board of Directors or by the Chairman of our Board of Directors or Secretary when requested in writing by a majority of the total number of Directors or by the holders of at least 25% of the voting power of the then outstanding shares of our common stock. This provision could have the effect of inhibiting shareholder actions that require a special meeting of shareholders, unless our Board of Directors requests or the Chairman of our Board of Directors calls such a special meeting.

Preferred Stock

As discussed above, the Articles of Incorporation authorize the issuance of undesignated preferred stock, in one or more classes or series. Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock. In some instances the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that our Board of Directors opposes.

Certain Anti-Takeover Effects of Georgia Law

We have elected in the Bylaws to be subject to the Fair Price and Business Combination provisions of the Georgia Business Corporation Code (the “GBCC”). Under the Fair Price Provision, in addition to any vote required by law or by the Articles of Incorporation, “business combinations” with an “interested shareholder” must be:

•	unanimously approved by the “continuing directors,” provided that the continuing directors constitute at least three members of the board of directors at the time of the approval; or

•

recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder, who is, or whose affiliate is, a party to the business combination.

Under the Business Combinations provision, we are generally prohibited from entering into business combination transactions with any “interested shareholder” for a five-year period following the time that such shareholder became an interested shareholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

in the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock of Flowers Foods outstanding at the time the transaction commenced, excluding those shares owned by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the beneficial owner of at least 90% of the outstanding voting stock of Flowers Foods, excluding those shares owned by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods, and the business combination was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding voting stock beneficially owned by the interested shareholder or by directors or officers, their affiliates, or associates, subsidiaries of Flowers Foods, or specified employee stock plans of Flowers Foods.

Under the GBCC, repeal of the bylaws subjecting us to these provisions requires the affirmative vote of (i) at least two-thirds of the continuing directors, (ii) the holders of a majority of the voting power of the then outstanding shares of our common stock and preferred stock entitled to vote thereon, excluding any shares beneficially owned by any interested shareholder and affiliates and associates of any interested shareholder, and (iii) the holders of at least 66 2/3% of the voting power of the then outstanding shares of our common stock and preferred stock voting together, to the extent the outstanding shares of our preferred stock are afforded voting rights and powers generally equal to the voting rights and powers of our common stock. A “continuing director” means (i) any director who is not an affiliate or associate of an interested shareholder or its affiliates, other than Flowers Foods or any of our subsidiaries, and who was a director of Flowers Foods prior to the date the shareholder became an interested shareholder, and (ii) any successor to such continuing director who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than Flowers Foods or our subsidiaries, and is recommended or elected by a majority of all of the continuing directors. An “interested shareholder” means any person, other than Flowers Foods or our subsidiaries, that (i) with its affiliates, beneficially owns or has the right to own 10% or more of the voting power of the then outstanding voting shares of Flowers Foods, or (ii) is an affiliate of Flowers Foods and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of Flowers Foods.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, shareholder, or agent of ours to us or our shareholders, including a claim alleging the aiding and abetting of any such breach of fiduciary duty, (c) any action asserting a claim against us, our current or former directors, officers, employees, shareholders, or agents arising pursuant to any provision of the GBCC or our Articles of Incorporation or Bylaws (as either may be amended from time to time), (d) any action asserting a claim against us, our current or former directors, officers, employees, shareholders, or agents governed by the internal affairs doctrine, or (e) any action against us, our current or former directors, officers, employees, shareholders, or agents asserting a claim identified in O.C.G.A. § 15-5A-3 shall be the Georgia State-Wide Business Court. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933 (the “Securities Act”).

Transfer Agent and Registrar

Computershare Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

This section summarizes the general terms of the debt securities that we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. As required by U.S. federal securities law, the debt securities offered pursuant to this prospectus are governed by a document called an indenture, dated as of April 3, 2012, between us, as issuer, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “indenture”). The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the indenture for a more complete understanding of the provisions we describe below. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

In the discussion that follows, we summarize certain provisions of the indenture and describe in this section the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

The prospectus supplement relating to any series of debt securities will describe the terms of any series of debt securities being offered, including:

•

the title of the series (which will distinguish the debt securities of that particular series from the debt securities of any other series but which may be part of a series of debt securities previously issued);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•	the denominations in which the debt securities of the series will be issuable if other than denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

•

any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•

whether the debt securities of the series will be issuable as global securities, the terms and conditions, if any, upon which such global securities may be exchanged in whole or in part for debt securities of such series in certificated form registered in the names of the individual holders thereof, the depositary for such global securities, and the form of any legend or legends to be borne by any such global securities in addition to or in lieu of the legend set forth in the indenture;

•	the date or dates on which the principal of the debt securities of the series is payable;

•

(i) the rate or rates, if any, at which the debt securities of the series will bear interest (which may be fixed or variable); (ii) the manner in which the amounts of payment of principal (including amounts payable in excess thereof) of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to any commodity or commodity, currency, stock exchange or financial index; (iii) the date or dates from which interest, if any, will accrue; (iv) the date or dates on which interest, if any, of the debt securities of the series will commence and be payable; and (v) any regular or special record date for the payment of interest, if any, on the debt securities of the series;

•

(i) if other than in U.S. dollars, the currency in which debt securities of a series are denominated, which may include any foreign currency or any composite of two or more currencies; and (ii) the currency or currencies in which payments on such debt securities are payable, if other than the currency in which such debt securities are denominated;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•	any depositaries, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, purchased or repaid, in whole or in part, at the option of Flowers Foods;

•

our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof upon the happening of any event and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration of the maturity thereof pursuant to the indenture;

•	any addition to or change in the covenants (and related defined terms) set forth in the indenture that applies to debt securities of the series;

•

any addition to or change in the events of default that applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	the provisions relating to any security provided for the debt securities of the series;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	the form and terms of any guarantee of the debt securities of the series and the subordination, if any, of such guarantees pursuant to the indenture;

•	if and as applicable, the terms and conditions of any right to exchange for or convert debt securities of the series into shares of our common stock or other securities or another person; and

•	any other terms of the debt securities of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the debt securities to be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the debt security on the interest due date. We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. Payments in any other manner will be specified in the prospectus supplement.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods will not: (i) consolidate or merge with or into another person or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its and its subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

•

either: (a) Flowers Foods is the surviving entity; or (b) the person formed by or surviving any such consolidation or merger (if other than Flowers Foods) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability Company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person formed by or surviving any such consolidation or merger (if other than Flowers Foods) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Flowers Foods under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

•

immediately after such transaction, no default or event of default exists (other than in the case of: (i) a merger of Flowers Foods with an affiliate solely for the purpose of reincorporating Flowers Foods in another jurisdiction; or (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Flowers Foods and its subsidiaries).

Modification of the Indenture

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods and the trustee may amend or supplement the indenture or the debt securities of a series without the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency, provided that no such action shall adversely affect the interests of the holders in any material respect;

•	to comply with the indenture’s provisions regarding merger, consolidation or sale of assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to evidence the assumption of our obligations under the indenture and the debt securities by a successor thereto in the case of a consolidation or merger or a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of our and our subsidiaries’ properties or assets, taken as a whole;

•

to comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the debt securities pursuant to the indenture;

•

to make any change that would provide any additional rights or benefits to the holders of the debt securities of a series, that would surrender any right, power or option conferred by the indenture on Flowers Foods or, with respect to matters or questions arising under the indenture or the debt securities, that does not adversely affect in any material respect the legal rights of any holder of such debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

to conform the text of the indenture (only with respect to such series) or any board resolution, supplemental indenture or officer’s certificate with respect to the debt securities of such series to the description of notes contained in the offering document pursuant to which such debt securities were sold;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions; provided that such change is made in accordance with the provisions of such senior indebtedness;

•

to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the legal rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to secure Flowers Foods’ obligations under the debt securities and the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•	to allow any guarantor to execute a supplemental indenture or a guarantee with respect to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, amend or supplement the indenture or the debt securities of a series or the rights of the holders of the debt securities of such series. Without the consent of the holder of each security affected, no amendment, supplemental indenture or waiver may be made that, as to any non-consenting holders:

•	reduces the percentage of principal amount of outstanding securities of any series whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduces the rate of interest on the securities or changes the index or reduces the spread applicable to any floating rate securities;

•	reduces the principal amount of or premium, if any, on the securities or changes the stated maturity of any of the securities;

•	changes the place, manner or currency of payment of principal of, or premium, if any, or interest on the securities;

•	makes any change in the provisions of the indenture relating to seniority or subordination of any security that adversely affects the rights of any holder under such provisions;

•	reduces the principal amount of discount securities payable upon acceleration of the maturity thereof;

•

waives a default or event of default in the payment of the principal of or premium, if any, or interest on the securities (except a rescission of the declaration of acceleration of the securities of any series by the holders of a majority in principal amount of the outstanding securities of such series and a waiver of the payment default resulting from such declaration that has been rescinded);

•

makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of securities to receive payments of principal of or premium, if any, or interest on the securities or the right to institute suit for the enforcement of any such payments;

•

waives a payment with respect to any securities payable on redemption at the option of Flowers Foods or repurchase at the option of the holder thereof or changes any of the provisions with respect to the redemption or repurchase of any securities; or

•	makes any change in the amendment and waiver provisions of the indenture requiring the consent of the holder of each security affected thereby.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that events of default regarding the debt securities of any series will be:

•	default for 30 days in the payment when due of interest on debt securities of that series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the debt securities of that series;

•

failure by Flowers Foods to comply with any non-payment covenant in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) after the trustee notifies Flowers Foods, or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding voting as a single class notify Flowers Foods and the trustee, of such default and Flowers Foods does not cure such default or such default is not waived within 60 days after the receipt of such notice;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Flowers Foods, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to such amount as may be set forth in the applicable prospectus supplement;

•

certain events of bankruptcy or insolvency described in the indenture with respect to Flowers Foods or any of its significant subsidiaries or any group of subsidiaries of Flowers Foods that, taken together, would constitute a significant subsidiary; and

•	any other event of default provided with respect to debt securities of that series, which is specified in the applicable prospectus supplement.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to Flowers Foods) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount (or, if such securities are discount securities, such portion of the principal amount as specified in the applicable prospectus supplement) of the then outstanding debt securities of such series may declare each debt security of that series due and payable immediately. If a bankruptcy or insolvency event occurs with respect to Flowers Foods, the debt securities of such series will immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any acceleration and its consequences (other than with respect to an event of default pursuant to the bankruptcy or insolvency provisions of the indenture with respect to Flowers Foods) if (1) the rescission would not conflict with any judgment or decree, (2) Flowers Foods has paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of that series are payable (A) all overdue interest, if any, on all outstanding debt securities of that series, (B) all unpaid principal of and premium, if any, any outstanding debt securities of that series which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal or premium at the rate or rates prescribed therefor in such notes or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default, and (C) to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to that date of such payment or deposit at the rate or rates prescribed therefor in such debt securities, or, if no such rate or rates are so prescribed, at the rate borne by the debt securities during the period of such default and (3) all existing events of default (other than for nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series also will be entitled to waive past defaults regarding such debt securities, except for a default in payment of principal of or premium, if any, or interest on such debt securities or in respect of a covenant or provision that cannot be modified or amended hereunder without the consent of the holder of each such debt security. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action unless one or more of the holders shall have offered to the trustee indemnity or security reasonably satisfactory to it.

If the trustee collects any money in connection with an event of default regarding the debt securities of any series, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, Flowers Foods may at any time elect to have all of its obligations and certain other provisions discharged with respect to the outstanding debt securities (“Legal Defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of or premium, if any, or interest on, such debt securities when such payments are due from the trust referred to below, certain other obligations of Flowers Foods and certain other rights of the trustee under the indenture.

In addition, Flowers Foods may at any time elect to have the obligations of Flowers Foods released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“Covenant Defeasance”). In the event Covenant Defeasance occurs, certain events described under “—Events of Default and Remedies” (not including non-payment) will no longer constitute an event of default with respect to the debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of any series of debt securities, in addition to the satisfaction of other conditions, Flowers Foods must irrevocably deposit with the trustee for the benefit of the holders of such debt securities to be defeased money in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, Flowers Foods must deliver to the trustee an opinion of counsel and officer’s certificate in connection with such defeasance, and Flowers Foods may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Flowers Foods or any of its subsidiaries is a party or by which Flowers Foods or any of its subsidiaries is bound.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect with respect to the debt securities of a particular series, when:

•	either:

•

all debt securities of such series that have been authenticated and, except for lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust or segregated and held in trust by Flowers Foods and thereafter repaid to Flowers Foods, have been delivered to the trustee for cancellation; or

•	all debt securities of such series that have not been delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•

if redeemable in accordance with the terms of such debt securities, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Flowers Foods’ name, and at Flowers Foods’ expense;

and Flowers Foods has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such series of debt securities delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	Flowers Foods has paid or caused to be paid all other sums payable by it under the indenture in respect of the debt securities of such series; and

•

Flowers Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, Flowers Foods must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors and any preferred equity holders of our subsidiaries.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for common stock or other securities of Flowers Foods or another entity. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities, and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture will not be guaranteed by any of our subsidiaries.

Reporting

Unless otherwise specified in the applicable prospectus supplement, the indenture requires Flowers Foods to provide the trustee with a copy of the reports, information and documents that it files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after it files the same with the SEC. Documents filed by Flowers Foods with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR; provided, however, that the trustee shall have no liability to determine if such filing has occurred. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Flowers Foods compliance with any of the covenants under the indenture. Flowers Foods will also comply with Section 314(a) of the Trust Indenture Act. Notwithstanding anything in the indenture to the contrary, Flowers Foods will not be deemed to have failed to comply with any of its agreements under this covenant for purposes of the third bullet under “—Events of Default and Remedies” until 90 days after the date any report, information or document is required to be filed with the SEC pursuant to this covenant.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, Flowers Foods may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of ranking equally with the debt securities of any series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with, and have the same terms as to status or otherwise as, such previously issued debt securities.

Form, Exchange, Registration and Transfer

The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form or definitive certificates registered in the name of the holders thereof. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but Flowers Foods may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Book-Entry Procedures and Settlement

The debt securities initially will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company (“DTC”), or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. Flowers Foods and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Concerning the Trustee

Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) is the trustee under the indenture. Computershare Inc., an affiliate of the trustee, serves as the transfer agent for our common stock, and the trustee and its affiliates may engage in other transactions with, or perform services for, Flowers Foods and its affiliates in the ordinary course of business.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York without regard to conflicts of laws principles thereof.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the rights to purchase shares of our securities offered thereby, including the following:

•	the date of determining the securityholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for the common stock, preferred stock, depositary shares, debt securities or other securities upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the amount of common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased per each subscription right;

•	any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock, rights, debt securities or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters or other investors pursuant to which the underwriters or other investors will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation, number or principal amount and terms of our common stock, preferred stock, debt securities, other securities or combination thereof, purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the debt securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of each underlying security that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commences and expires;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the material terms of any standby underwriting agreement entered into by us in connection with any warrants;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders of such contracts to purchase from us, and for us to sell to holders, a specific or variable number of shares of our common stock or preferred stock, rights, warrants, debt securities or other property, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of shares of our common stock or preferred stock, rights, warrants, debt securities or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities or other obligations of third parties, including U.S. treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any purchase contracts offered thereby, including the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any applicable federal income tax considerations; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date or occurrence. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of any units offered thereby, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of any material U.S. federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in any applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus through agents, underwriters and dealers, or through a combination of those means. Additionally, securities may be sold to other purchasers directly or through agents, or in another manner as described in the applicable prospectus supplement. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of any of the securities covered by this prospectus will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement. Agents may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and such agents or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale, securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. We will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. This prospectus supplement will be used by the underwriters to make resales of the securities covered by this prospectus to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and the underwriters or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

If dealers are utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to such dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and those dealers or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In connection with the sale of any of these securities, underwriters, dealers or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

$   ,  % Senior Notes due

$   ,  % Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	RBC Capital Markets	Wells Fargo Securities

February     , 2025